UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DREAMS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value per share

	(2)	Aggregate number of securities to which transaction applies: 45,844,041 (Includes 1,173,737 shares of Common Stock underlying outstanding options and warrants).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $3.45

(4)

Proposed maximum aggregate value of transaction:

$156,489,920.34 (Consists of $3.45 per share payable to holders of shares of Common Stock, plus an aggregate of $2,377,380.34 payable to holders of outstanding options and warrants, which amount is net of the aggregate exercise prices thereof).

	(5)	Total fee paid:

$17,933.74

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED April 23, 2012

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Telephone: (954) 377-0002

Facsimile: (954) 475-8785

[  —  ], 2012

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Dreams, Inc., which we refer to as Dreams, to be held on [  —  ], 2012 at Dreams’ corporate offices at 2 South University Drive, Suite 325, Plantation, Florida 33324, at 9:00 a.m. EDT. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of April 13, 2012, which we refer to as the Merger Agreement, by and among Fanatics, Inc., a Delaware corporation, Sweet Tooth Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Fanatics, Inc., and Dreams. Pursuant to the Merger Agreement, Sweet Tooth Acquisition Corp. will merge with and into Dreams, which we refer to as the Merger, and Dreams will become a wholly owned subsidiary of Fanatics, Inc.

If the Merger is completed, you will be entitled to receive $3.45 in cash, without interest, for each share of Dreams common stock you own as of the date of the Merger.

After careful consideration, our board of directors determined that the Merger Agreement and the Merger are advisable and in the best interests of Dreams and Dreams’ shareholders. Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our board of directors recommends that you vote “FOR” approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby at the special meeting.

Our board of directors carefully considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement and the Merger. We encourage you to read the proxy statement carefully and in its entirety. You may also obtain more information about Dreams from documents we file with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares you own. The Merger must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of our outstanding common stock at the special meeting. Only shareholders who owned shares of Dreams common stock at the close of business on [  —  ], 2012, the record date for the special meeting, will be entitled to vote at the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
Sam D. Battistone Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, passed upon the merits or fairness of the Merger or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [  —  ], 2012 and is first being mailed to shareholders of Dreams on or about [  —  ], 2012.

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Telephone: (954) 377-0002

Facsimile: (954) 475-8785

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [  —  ], 2012

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of shareholders of Dreams, Inc., a Utah corporation, which we refer to as Dreams, will be held on [  —  ], 2012 at Dreams’ corporate offices at 2 South University Drive, Suite 325, Plantation, Florida 33324, at 9:00 a.m. EDT, to consider and vote upon the following matters:

1. a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of April 13, 2012, which we refer to as the Merger Agreement, by and among Fanatics, Inc., a Delaware corporation, which we refer to as Fanatics, Sweet Tooth Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Fanatics, which we refer to as Merger Sub, and Dreams, as it may be amended from time to time and as more fully described in the enclosed proxy statement;

2. a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting; and

3. other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Your vote is very important, regardless of the number of shares you own. The affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Dreams’ common stock at the special meeting is required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of Dreams’ common stock entitled to vote at the special meeting is required to approve any proposal to adjourn the meeting to solicit additional proxies.

You are entitled to vote at the special meeting (including at any adjournment or postponement of such special meeting) if you were a shareholder of record at the close of business on [  —  ], 2012. A list of shareholders will be available for inspection at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person. Shares of common stock held by a shareholder who has properly demanded payment for such shares in accordance with the Utah Revised Business Corporation Act, which we refer to as the Utah BCA, will not be converted into the right to receive the cash payment for such shares in the Merger, and will instead represent the right to receive payment of the fair value of such shares in accordance with the Utah BCA. See “The Merger – Dissenters’ Rights” beginning on page 37 of the proxy statement.

Dreams urges you to read the entire proxy statement carefully and in its entirety. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting if you are unable to attend. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and any adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies.

A quorum of holders of our common stock must be present for the special meeting to be held. The presence at the meeting, in person or by proxy, of the holders of a majority of Dreams’ shares of common stock issued and outstanding and entitled to vote as of the close of business on the record date will constitute a quorum for the purpose of considering all of the proposals. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with respect to the approval and adoption of the Merger Agreement and approval of the Merger, brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions. Because approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, requires the affirmative vote of a majority of votes entitled to be cast by the holders of outstanding shares of Dreams’ common stock on the record date, under Utah law, failures to vote, abstentions and broker non-votes, if any, will have the effect of a vote against the proposal.

If you do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Our board of directors recommends that you vote “FOR” approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, at the special meeting, and “FOR” any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies.

By Order of the Board of Directors,

David Greene

Secretary

Dated: [  —  ], 2012

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 58. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully.

Except as otherwise specifically noted in this proxy statement, “Dreams,” “we,” “our,” “us” and similar words in this proxy statement refer to Dreams, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Fanatics, Inc. as “Fanatics” and Sweet Tooth Acquisition Corp. as “Merger Sub.” In addition, throughout this proxy statement we refer to the merger between Dreams and Merger Sub as the “Merger” and the Amended and Restated Agreement and Plan of Merger, dated as of April 13, 2012, by and among Fanatics, Merger Sub and Dreams as the “Merger Agreement.”

•	Parties to the Merger (Page 16)

Dreams, headquartered in Plantation, Florida, is a Utah Corporation which was formed on April 9, 1980, and has evolved into a technology driven, vertically integrated, multi-channel retailer focused on the sports licensed products industry. We are engaged in multiple aspects of the licensed sports products and autographed memorabilia industry through a variety of distribution channels.

Fanatics provides e-commerce, merchandising, marketing and fulfillment services for professional sports leagues and teams, collegiate athletic programs and conferences, and other major sports properties. Offering a broad assortment online consisting of hundreds of thousands of officially licensed items, Fanatics leverages both its large network of partners and its own collection of proprietary brands to distribute goods to consumers all over the world.

Merger Sub was formed by Fanatics solely for the purpose of entering into the Merger Agreement with Dreams and completing the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

•	Certain Effects of the Merger (Page 33)

On April 13, 2012, Dreams entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Dreams, with Dreams being the surviving corporation and a wholly owned subsidiary of Fanatics. At the effective time of the Merger, each share of Dreams common stock that you own immediately prior to the effective time of the Merger will be converted into the right to receive $3.45 in cash, without interest, which we refer to as the Merger Consideration. In addition:

•

Immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase shares of our common stock under any stock option plan will become fully vested to the extent it is not then vested, and will, as of the effective time of the Merger, be cancelled, and each holder of any such option will be entitled to receive a cash payment of an amount determined by multiplying the total number of shares of common stock previously subject to such option by the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such option; and

•

Each unexpired and unexercised warrant to purchase shares of our common stock will, as of the effective time of the Merger, become entitled to receive upon the exercise of such warrant only a cash payment of an amount determined by multiplying the total number of shares of common stock previously subject to such warrant by the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such warrant.

Fanatics intends to use a paying agent to pay the aggregate Merger Consideration. At any time following one year after the effective time of the Merger, Dreams may require the paying agent to deliver to it any funds not disbursed to shareholders. Thereafter, such holders will be entitled to look only to Dreams for payment payable upon due surrender of their stock certificates or book-entry shares.

After the Merger is completed, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Dreams shareholder. Dreams shareholders will receive the Merger Consideration in exchange for their Dreams stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our common stock as soon as reasonably practicable after the effective time of the Merger.

•	The Special Meeting (Page 13)

Date, Time and Place (Page 13)

A special meeting of our shareholders will be held on [  —  ], 2012 at the Dreams corporate offices at 2 South University Drive, Suite 325, Plantation, Florida 33324, at 9:00 a.m. EDT. At the special meeting, we will ask our shareholders to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and to adjourn the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby.

Record Date; Shares Entitled to Vote; Quorum (Page 13)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [  —  ], 2012, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were approximately [  —  ] shares of our common stock entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present, either in person or by proxy.

Vote Required (Page 13)

The affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock at the special meeting is required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. Under the terms of the Support Agreements, dated as of April 13, 2012, by and among Fanatics and certain of our directors, executive officers and shareholders who collectively hold approximately 35% of the aggregate voting power of Dreams, the parties thereto agreed to vote all of their shares of common stock “FOR” the approval and adoption of the Merger Agreement and approval of the Merger and against any other acquisition proposal. For more information on the Support Agreements, see “Support Agreements” beginning on page 52.

•	Recommendation of Our Special Transaction Committee and Our Board of Directors and Reasons for the Merger (Page 23)

Our board of directors has unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Dreams and our shareholders, (iii) recommended that our shareholders vote “FOR” the approval of the Merger Agreement, and (iv) recommended that our shareholders vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors considered by our board of directors in reaching their conclusions, see “The Merger – Recommendation of Our Special Transaction Committee and Our Board of Directors and Reasons for the Merger “ beginning on page 23.

•	Opinion of Jefferies & Company, Inc. (Page 26)

In connection with the Merger, our financial advisor, Jefferies & Company, Inc., which we refer to as Jefferies, delivered to the special transaction committee of our board of directors its opinion on April 13, 2012, which was confirmed in writing, to the effect that, as of the date of such opinion, and subject to certain assumptions, qualifications and other matters set forth in such opinion, the Merger Consideration to be received by the shareholders of Dreams is fair, from a financial point of view, to such shareholders (other than Fanatics and its affiliates). The full text of Jefferies’ written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Jefferies’ opinion is also more fully described under the section “The Merger – Opinion of Jefferies & Company, Inc.” beginning on page 26.

•	Interests of the Directors and Executive Officers of Dreams in the Merger (Page 33)

In considering the recommendation of our board of directors with respect to the Merger, you should be aware that certain members of our board of directors and our executive officers have certain interests in the Merger other than (if applicable) their interests as Dreams shareholders generally. Such interests may include employment arrangements with Fanatics following the effective time of the Merger. These interests may be different from, or in addition to, your interests as Dreams shareholders. The members of our board of directors were aware of these additional or different interests, and considered them, when they approved the Merger Agreement.

•	Dissenters’ Rights (Page 37)

Under Utah law, by taking certain specific actions and/or refraining from taking other certain specific actions, you will become entitled to statutory dissenters’ rights in connection with the Merger. If you properly exercise your dissenters’ rights, you will have the right, under and in full compliance with Utah law, to have the fair value of your shares of Dreams common stock determined by a court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your dissenters’ rights you must:

• send a timely written notice of your intent to demand payment for your shares to us at the address set forth on page 37 of this proxy statement in compliance with Utah law, which demand must be delivered to us before the shareholder vote to approve the Merger set forth in this proxy statement;

•	not vote any of your shares in favor of the Merger Agreement; and

•	be a shareholder of Dreams as of the date the Merger is approved by the shareholders.

Merely voting against the Merger Agreement will not protect your dissenters’ rights, which requires strict compliance with all the steps provided under Utah law. Requirements under Utah law for exercising dissenters’ rights are described in further detail beginning on page 37. The relevant section of Utah law, Part 13 of the Utah BCA, regarding dissenters’ rights is reproduced and attached as Annex D to this proxy statement.

If you vote in favor of the approval and adoption of the Merger Agreement, you will waive your dissenters’ rights with respect to your shares of Dreams common stock under Utah law. This proxy statement constitutes our notice to our shareholders of the availability of dissenters’ rights in connection with the Merger in compliance with the requirements of Section 16-10a-1320 of the Utah BCA.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page 38)

For a U.S. holder (as defined and subject to the qualifications described in “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38), the exchange of shares of our common stock for the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. We advise you to consult your tax advisor to fully understand the tax consequences of the Merger to you.

•	Regulatory Approvals Required for the Merger (Page 40)

Antitrust in the United States (Page 40)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, prohibits us from completing the Merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and the applicable waiting period has expired or been terminated. Dreams and Fanatics each filed their HSR Act premerger notifications on April 20, 2012.

•	Legal Proceedings Regarding the Merger (Page 41)

Following the announcement of the proposed Merger, a putative stockholder class action complaint was filed in the Circuit Court for the 17th Judicial Circuit for Broward County, Florida (the “Florida Court”), against Fanatics, Merger Sub, Dreams, and the individual members of our board of directors. Additional similar lawsuits may be filed in the future.

The complaint generally alleges, among other things, that the members of our board of directors breached their fiduciary duties owed to our public shareholders by entering into the Merger Agreement, approving the proposed Merger, and failing to take steps to maximize our value to our public shareholders; and that Fanatics, Merger Sub, and Dreams aided and abetted such breaches of fiduciary duties. The complaint generally seeks, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed Merger, and other forms of equitable relief.

The complaint has been filed in the Florida Court, but it has not formally been served on Dreams. We believe the claims in the complaint to be without merit and intend to defend this and any similar lawsuit vigorously.

•	Conditions to the Completion of the Merger (Page 49)

Mutual Closing Conditions (Page 49)

The obligations of each of Fanatics, Merger Sub and Dreams to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

•	approval of the Merger Agreement by our shareholders;

•	absence of legal prohibitions on completion of the Merger; and

•	expiration of any applicable waiting periods under the HSR Act and receipt of all clearances under any applicable antitrust law.

Additional Closing Conditions for the Benefit of Fanatics and Merger Sub (Page 49)

The obligation of Fanatics and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•

all of the representations and warranties of Dreams that are qualified by a “Material Adverse Effect” (as defined in “The Merger Agreement – Representations and Warranties” beginning on page 44) must be true and correct, and all other representations and warranties of Dreams must be true and correct in all material respects, in each case as of the effective time of the Merger, except for any inaccuracies in any representations and warranties where the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Material Adverse Effect;

•	Dreams shall have performed in all material respects our obligations required to be performed by us at or prior to the effective time of the Merger;

•	Dreams shall have delivered a certificate signed by our chief executive officer or another senior officer to the foregoing effect; and

•	a Material Adverse Effect shall not have occurred and be continuing as of the effective time of the Merger.

Additional Closing Conditions for the Benefit of Dreams (Page 49)

Our obligation to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•	the representations and warranties of Fanatics and Merger Sub set forth in the Merger Agreement must be true and correct in all material respects as of the effective time of the Merger;

•	Fanatics and Merger Sub shall have performed in all material respects their obligations required to be performed by them at or prior to the effective time of the Merger; and

•	Fanatics shall have delivered a certificate signed by the chief executive officer or another senior officer of Fanatics to the foregoing effect.

•	Termination of the Merger Agreement (Page 50)

The Merger Agreement may be terminated at any time, whether before or after approval of the Merger by the shareholders of Dreams, in any of the following ways:

•	by mutual written consent of Fanatics and Dreams, at any time prior to the effective time of the Merger;

•	by either Fanatics or us if:

•

the closing has not occurred on or before October 12, 2012; provided, however that the right to terminate the Merger Agreement on or after such date will not be available (i) to any party whose breach of the Merger Agreement has caused or resulted in the failure of the closing to have occurred on or before October 12, 2012, or (ii) to Dreams unless the special meeting shall have occurred;

•	our shareholders fail to approve the Merger Agreement and approve the Merger; or

•

there is a permanent legal prohibition prior to the effective time of the Merger, provided that this right to terminate will not be available for any party whose failure to comply with its obligations regarding the HSR Act or any other applicable law resulted in such legal prohibition;

•	by Fanatics if:

•

at any time prior to receipt of approval and adoption of the Merger Agreement, if (i) a change of recommendation of our board has occurred with respect to the Merger, (ii) we have breached any of our obligations with respect to the prohibitions on solicitations contained in the Merger Agreement or otherwise have determined to accept a Superior Proposal (as defined in “The Merger Agreement – Solicitation of Acquisition Proposals” beginning on page 47), (iii) we have failed to include our board recommendation in the proxy statement that is mailed to our shareholders, or (iv) we or our board (or any committee thereof) has publicly proposed to do any of the foregoing;

•

we breach or fail to perform any representation, warranty or covenant or other agreements under the Merger Agreement that would cause the conditions to closing not to be satisfied and we do not cure or cannot cure such breach within 30 calendar days after written receipt of notice of the breach from Fanatics;

•	by us if:

•

Fanatics has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement that would cause the conditions to closing not to be satisfied and Fanatics does not cure or cannot cure such breach by Fanatics within 30 calendar days after written receipt of notice of the breach from us.

The right to terminate the Merger Agreement will not be available to any party (i) that is in material breach of its obligations under the Merger Agreement or (ii) whose failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the Merger Agreement.

•	Fees and Expenses (Page 51)

The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, except that expenses incurred in connection with this proxy statement and the filing fees under the HSR Act will be shared equally between Fanatics and Dreams.

We have agreed in the Merger Agreement to pay Fanatics a fee of $5.5 million if:

•

Fanatics terminates the Merger Agreement as a result of (i) our failure to include our board recommendation in the proxy statement that is mailed to our shareholders, (ii) a change of recommendation of our board with respect to the Merger; (iii) a breach of any of our obligations with respect to the prohibitions on solicitations contained in the Merger Agreement or our determination to accept a Superior Proposal; or (iv) our public proposal to do any of the foregoing;

•

either we or Fanatics terminates the Merger Agreement as a result of the closing of the Merger not having occurred by October 12, 2012 and (i) we enter into an agreement relating to an Acquisition Proposal or consummate an Acquisition Proposal within 12 months of such termination which Acquisition Proposal had been publicly disclosed prior to the special meeting, or (ii) our board has changed its recommendation for any reason other than in connection with an Acquisition Proposal; or

•

either we or Fanatics terminates the Merger Agreement as a result of a failure of our shareholders to approve the Merger Agreement at the special meeting and (i) we enter into an agreement relating to an Acquisition Proposal or consummate an Acquisition Proposal within 12 months of such termination which Acquisition Proposal had been publicly disclosed prior to the special meeting, or (ii) our board has changed its recommendation for any reason other than in connection with an Acquisition Proposal.

•	Market Prices and Dividend Data (Page 54)

Our common stock is listed on the NYSE Amex Equities Exchange under the symbol “DRJ.” On April 13, 2012, the last full trading day before the public announcement of the Merger Agreement, the closing price for our common stock was $2.61 per share and on [  —  ], 2012, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[  —  ] per share.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, passed upon the merits or fairness of the Merger or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following Q&A is intended to address some commonly asked questions regarding the Merger. These questions and answers may not address all the questions that may be important to you as a Dreams shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement to the holders of Dreams common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt a Merger Agreement that provides for the acquisition of Dreams by Fanatics. The proposed acquisition would be accomplished through a merger of Merger Sub, a wholly owned subsidiary of Fanatics, with and into Dreams. As a result of the Merger, Dreams will become a wholly owned subsidiary of Fanatics and Dreams common stock (except shares held by Dreams, Fanatics or Merger Sub or by shareholders who have properly exercised and perfected dissenters’ rights under Utah law) will be converted into the right to receive the Merger Consideration discussed below. In addition, Dreams common stock will cease to be listed on the NYSE Amex Equities Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

In addition, you are being asked to grant Dreams’ management authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement at the time of the special meeting.

Q:	What will I receive in the Merger?

A:	As a result of the Merger, holders of our common stock (except shares held by Dreams, Fanatics or Merger Sub or by shareholders who have properly exercised and perfected dissenters’ rights under Utah law) will receive $3.45 in cash, without interest, for each share of common stock they own at the effective time of the Merger, which we refer to as the Merger Consideration. For example, if you own 100 shares of Dreams common stock, you will receive $345.00 in cash in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, under the terms of the Merger Agreement, you will receive written instructions for exchanging your shares of common stock for the Merger Consideration for each share of common stock you hold.

Q:	How does Dreams’ board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. At a meeting held on April 13, 2012, Dreams’ board of directors unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Dreams and its shareholders.

Q:	Who will own Dreams after the Merger?

A:	After the Merger, Dreams will be a wholly owned subsidiary of Fanatics. As a result of the receipt of the Merger Consideration in exchange for Dreams common stock, you will no longer benefit from any increase in Dreams’ value, nor will you acquire an ownership interest in Fanatics or any of the entities that own Fanatics.

Q:	Do any of Dreams’ directors or officers have interests in the Merger that may differ from those of Dreams shareholders generally?

A:	Yes. When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our executive officers may have interests with respect to the Merger that are, or may be, different from, or in addition to, those of Dreams shareholders generally. Our board of directors was aware of these additional or different interests, and considered them, when it approved the Merger Agreement. See “The Merger – Interests of the Directors and Executive Officers of Dreams in the Merger” beginning on page 33 for a description of the rights of our directors and executive officers that come into effect in connection with the Merger.

Q:	What factors did Dreams’ board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $3.45 per share cash consideration to be received by holders of our common stock in the Merger, not only in relation to the closing price of our common stock on April 13, 2012, the last full trading day before the public announcement of the Merger Agreement, but also in relation to our board of directors’ estimate of the current and future value of Dreams as an independent entity, the business, competitive position, strategy and prospects of Dreams, the extensive process that had been undertaken to evaluate and negotiate the Merger, the opinion of our financial advisor, the terms and conditions of the Merger Agreement, and the likelihood of closing due to a relatively limited number of closing conditions.

Q:	What vote is required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger?

A:	Approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock at the special meeting.

As of [  —  ], 2012, the record date for determining who is entitled to vote at the special meeting, there were approximately [  —  ] shares of Dreams common stock issued and outstanding. Each holder of Dreams common stock is entitled to one vote per share of stock owned by such holder as of the record date. Under the terms of Support Agreements, dated as of April 13, 2012, by and among Fanatics and certain of our directors, executive officers and shareholders who collectively hold approximately 35% of the aggregate voting power of Dreams, the parties to the Support Agreements agreed to vote all of their shares of common stock “FOR” the approval and adoption of the Merger Agreement and approval of the Merger and against any other acquisition proposal.

Q:	What vote is required to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	Where and when is the special meeting of shareholders?

A:	The special meeting will be held on [ — ], 2012 at Dreams’ corporate offices at 2 South University Drive, Suite 325, Plantation, Florida 33324, at 9:00 a.m. EDT.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on [ — ], 2012 are entitled to receive notice of the special meeting and to vote the shares of common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of Dreams common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet or by phone by following the instructions on your proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT, on [ — ], 2012. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or by telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Your proxy voting instructions, whether by Internet, telephone or mail, cover all shares registered in your name.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your broker will not be able to vote your shares (referred to as a “broker non-vote”), which will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and will have no effect on the vote with respect to any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and will not be considered in determining whether such proposal has received the requisite shareholder vote.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, if I abstain from voting or if a broker non-vote occurs?

A:	The affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, if you abstain from voting or if a broker non-vote occurs, such failure to vote, abstention or broker non-vote will have the effect of a vote against the proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and will have no effect on the vote with respect to any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and will not be considered in determining whether such proposal has received the requisite shareholder vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting by delivering a written notice to us stating that you would like to revoke your proxy, delivering a new, later-dated proxy card for the same shares, or attending the meeting and voting in person.

If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of Dreams common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the Merger is expected to be completed. If you sell or otherwise transfer your shares of Dreams common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger. Even if you sell or otherwise transfer your shares of Dreams common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will the Merger be taxable to me?

A:	For a U.S. holder (as defined and subject to the qualifications described in “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38), the receipt of cash in exchange for shares of Dreams common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by that shareholder in the Merger and that shareholder’s adjusted tax basis in the shares of Dreams common stock exchanged for cash in the Merger. Because individual circumstances may differ, we recommend that you consult your tax advisor to determine the particular tax effects to you. See “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 for a description of the material U.S. federal income tax consequences of the Merger.

Q:	What regulatory approvals are needed to complete the Merger?

A:	The HSR Act prohibits us from completing the Merger until we have furnished certain information and materials to the DOJ and the FTC and the applicable waiting periods have expired or been terminated. Dreams and Fanatics each filed their HSR Act premerger notifications on April 20, 2012.

Q:	Are any of Dreams’ named executive officers entitled to any “golden parachute compensation” in connection with the Merger?

A:	No. Dreams does not have any arrangements or understandings with its named executive officers concerning any type of compensation that is based on or otherwise relates to the Merger. The only payments that Dreams’ named executive officers will receive in connection with the Merger are pursuant to the payout of previously vested option awards, as described in the section entitled “Interests of the Directors and Named Executive Officers of Dreams in the Merger – Treatment of Outstanding Equity Awards” beginning on page 33. As a result, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Section 14A of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act is not applicable to the Merger.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to consummate the Merger near the end of the second fiscal quarter or beginning of the third fiscal quarter of 2012. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by our shareholders. See “The Merger Agreement – Conditions to the Completion of the Merger” beginning on page 49.

Q:	Do I have any dissenters’ rights to oppose the Merger?

A:

Yes, but only if you comply with the specific requirements of Utah law. A copy of the applicable Utah statutory provision is included as Annex D to this proxy statement and a summary of this provision can be found under “The Merger—Dissenters’ Rights” beginning on page 37 of this proxy statement. You will only be entitled to dissenters’ rights if you do not vote in favor of the Merger and you comply fully with certain other requirements of Utah law, including submitting a notice of your intention to seek payment for your shares prior to the special meeting. This proxy statement constitutes our notice to our shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirements of Section 16-10a-1320 of the Utah BCA.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

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FORWARD-LOOKING STATEMENTS

This proxy statement contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not based on historical facts, but rather on our current expectations or projections about future events. Accordingly, these forward-looking statements are subject to known and unknown risks and uncertainties. While we believe that the assumptions underlying these forward-looking statements are reasonable and make the statements in good faith, actual results almost always vary from expected results, and differences could be material. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors, including, without limitation:

•

the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement and the possibility that we would be required to pay a $5.5 million termination fee in connection therewith;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the Merger;

•	risks that the proposed transaction disrupts current plans and operations or affects our ability to retain or recruit key employees;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the risk that Fanatics could breach the Merger Agreement;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed;

•	changes in the strength of the national and regional economies;

•	changes in retail and commercial consumers’ ability to spend;

•	competitive pricing from our competitors;

•	changes in product and labor costs that could impact our expenses and margins;

•	changes in laws or governmental actions; and

•	changes enacted by the Securities and Exchange Commission, which we refer to as the SEC, the Financial Accounting Standards Board or other regulatory or accounting bodies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other reports we file with the SEC identify other factors that could cause such differences (see Item 1A. “Risk Factors” therein). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Dreams shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our board of directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on [    —    ], 2012 at the Dreams corporate offices at 2 South University Drive, Suite 325, Plantation, Florida 33324, at 9:00  a.m. EDT.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and to adjourn the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on [  —  ], 2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, approximately [  —  ] shares of our common stock were issued and outstanding and held by approximately [  —  ] holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present, either in person or by proxy. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with the proposals in this proxy statement, brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock at the special meeting is required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Because approval and adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of a majority of votes entitled to be cast by the holders of outstanding shares of Dreams’ common stock on the record date, under Utah law, failures to vote, abstentions and broker non-votes, if any, will have the effect of a vote against the proposal, and will have no effect on the vote with respect to any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and will not be considered in determining whether such proposal has received the prerequisite shareholder vote.

Shares Held by Dreams’ Directors and Executive Officers

At the close of business on [  —  ], 2012, the record date for the special meeting, our directors and executive officers beneficially owned [  —  ] shares of our common stock, which represented approximately [  —  ]% of the shares of our outstanding common stock on that date. Under the terms of the Support Agreements, dated as of April 13, 2012, by and among Fanatics and certain of our directors, executive officers and shareholders who collectively hold approximately 35% of the aggregate voting power of Dreams, the parties to the agreements agreed to vote all of their shares of common stock “FOR” the approval and adoption of the Merger Agreement and approval of the Merger and against any other acquisition proposals. See “Support Agreements” beginning on page 52.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet or by phone by following the instructions on your proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT time, on [  —  ], 2012. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or by telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the effect of a vote against the proposal to approve and adopt the Merger Agreement and approve the Merger.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

•	First, you can deliver a written notice to us (as described below) bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. EDT, on [ — ], 2012.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to Dreams, Inc., Attention: Secretary, 2 South University Drive, Plantation, Florida 33324, or hand delivered to Dreams’ Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions.

Board of Directors’ Recommendation

After careful consideration, our board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and in the best interests of Dreams and our shareholders. Our board of directors recommends that Dreams shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Solicitation of Proxies

Our board of directors is soliciting proxies in connection with the special meeting. Fanatics may also be deemed to be a participant in the solicitation. For information regarding an agreement among Fanatics and certain of our directors, executive officers and shareholders under which such directors, officers and shareholders have agreed, among other things, to vote or cause to be voted shares of our common stock in favor of the Merger Agreement and the Merger, see “Support Agreements” on page 52.

The expense of soliciting proxies in the enclosed form will be borne by Dreams. We have retained [    —    ], a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $[    —    ] plus expenses. We will also indemnify [    —    ] against certain losses arising out of its provisions of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares the proxy represents in accordance with his or her judgment.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any Dreams shareholder at the special meeting. For ten days prior to the special meeting, this shareholder list will be available for inspection during ordinary business hours at our corporate offices located at Dreams, Inc., 2 South University Drive, Suite 325, Plantation, Florida 33324.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

(954) 377-0002

Dreams, headquartered in Plantation, Florida, is a Utah Corporation which was formed on April 9, 1980, and has evolved into a technology driven, vertically integrated, multi-channel retailer focused on the sports licensed products industry. We are engaged in multiple aspects of the licensed sports products and autographed memorabilia industry through a variety of distribution channels.

Our website is located at www.dreamscorp.com. Additional information regarding Dreams is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 58.

Fanatics, Inc.

5245 Commonwealth Avenue

Jacksonville, FL 32254

Tel: (904) 421-8143

Fanatics provides e-commerce, merchandising, marketing and fulfillment services for professional sports leagues and teams, collegiate athletic programs and conferences, and other major sports properties. Offering a broad assortment online consisting of hundreds of thousands of officially licensed items, Fanatics leverages both its large network of partners and its own collection of proprietary brands to distribute goods to consumers all over the world.

Sweet Tooth Acquisition Corp.

5245 Commonwealth Avenue

Jacksonville, FL 32254

Tel: (904) 421-8143

Merger Sub was formed by Fanatics solely for the purpose of entering into the Merger Agreement with Dreams and completing the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Background of the Merger

Our board of directors and management periodically review and revise our long-term strategy and objectives in light of developments in the markets in which we operate. Similarly, as part of our periodic planning and budgeting process, our management and board consider our long-term business, operational, and strategic plans. As part of this review, we have considered from time to time several strategic alternatives with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, distributing certain assets to our shareholders, and the potential divestiture of assets or divisions of our Company, including Mounted Memories and the Field of Dreams stores. In connection with these reviews, the board and management enlisted the assistance of outside legal counsel. In their most recent evaluations of our long-term prospects, our board and management noted that, despite good performance of the Dreams business, in order to sustain growth in its revenue and business, Dreams would need to make significant capital investments in the near term, including in connection with accelerating new product development, obtaining and configuring a significant amount of new distribution space, and continuing to make IT and infrastructure improvements to its online and other businesses. In light of this background, when the opportunities to discuss the potential transactions described below presented themselves, the board of directors and management determined that it would be prudent to explore those possibilities and to give them serious consideration.

On February 6, 2011, Ross Tannenbaum, Dreams’ Chief Executive Officer and President, had a meeting with an industry participant, to which we refer in this discussion as Party A. Mr. Tannenbaum was introduced to Party A by Dreams’ Chairman, Sam Battistone. The meeting was introductory in nature.

In April 2011, representatives from Party A contacted Dreams to discuss a possible transaction. Dreams was open to considering a possible transaction with Party A, and Dreams and Party A executed a confidentiality and non-disclosure agreement.

On April 21, 2011, Mr. Tannenbaum and Kevin Bates, Dreams’ Retail Division President, met with representatives of Party A and discussed a variety of strategic opportunities between the parties. The parties’ conversation was exploratory in nature, and the parties did not discuss the structure or price of any strategic transaction.

On May 21, 2011, a representative of Party A advised Mr. Tannenbaum that a proposal would be forthcoming. Several informal discussions took place between Mr. Tannenbaum and representatives of Party A over the next seven (7) months, but no proposal ever materialized.

In August 2011, Dreams also began discussions with a private equity firm, to which we refer as Party B, concerning the potential acquisition by Party B of Dreams’ Mounted Memories operations and Field of Dreams stores. On August 10, 2011, Dreams and Party B entered into a nondisclosure agreement, following which Dreams began to supply Party B with due diligence information.

In late November 2011, Mr. Tannenbaum received an unsolicited telephone call from Michael Rubin, Executive Chairman of the board of directors of Fanatics and the CEO of Kynetic, LLC, (which is the parent company of Fanatics), who inquired if Mr. Tannenbaum would be interested in meeting him to discuss possible business opportunities between Fanatics and Dreams. For the sake of brevity, in this discussion we refer to Kynetic, Fanatics and their representatives as Fanatics.

In mid 2011, Jefferies, which has experience in the industry in which Dreams operates, called Mr. Tannenbaum to introduce themselves. Prior to this conversation, Dreams had no relationship with Jefferies. On or about November 23, 2011, after Jefferies became aware through industry contacts that another industry participant, which we refer to as Party C, was interested in meeting with Dreams to discuss a strategic business relationship, including a potential business combination between Party C and Dreams, Jefferies called Mr. Tannenbaum with this information.

On November 21, 2011, Dreams and Party B entered into a non-binding letter of intent with respect to the potential acquisition of Dreams’ Mounted Memories operations and Field of Dreams stores.

After an introductory discussion between Dreams and Party C, on November 23, 2011, Party C executed and delivered a confidentiality and non-disclosure agreement with Dreams.

On November 29, 2011, Mr. Tannenbaum met with Michael Rubin for dinner and discussed the business of Dreams. At this dinner, Mr. Rubin conceptually discussed combining the businesses and inquired whether Dreams would consider exploring this idea. Mr. Tannenbaum indicated that Dreams might be open to such a dialogue.

On December 8, 2011, Mr. Tannenbaum, Mr. Bates and representatives of Jefferies met with executive officers of Party C, during which time the officers advised Mr. Tannenbaum that Party C would like to explore strategic alternatives including a possible acquisition of Dreams. This discussion was conceptual in nature, and the parties did not discuss pricing terms. Jefferies’ role in the meeting was limited to introducing the executive officers of Party C to Dreams.

On December 13, 2011, Party B and Dreams determined that an acquisition of Mounted Memories and Field of Dreams by Party B would not be completed for a variety of reasons. Party B advised Mr. Tannenbaum that it would like to expand their discussions to include an additional party to consider the purchase of the entire Company.

On December 13, 2011, the board of directors held a meeting that was also attended by David Greene, Senior Vice President, Dorothy Sillano, our Chief Financial Officer, and a representative from Roetzel & Andress, LPA, legal counsel to Dreams. Although the conversations that Mr. Tannenbaum had had prior to this time with Parties A, B, C and Fanatics had been preliminary and conceptual in nature, Dreams’ management determined that, given the number of interested parties and the frequency of communications from them, it was appropriate to fully advise the Dreams board of directors of the interested parties and update them on the conversations Mr. Tannenbaum had had with them to date. At the meeting, Mr. Tannenbaum advised the board of the discussions with Parties A, B, C, and Fanatics, and described to the board the various potential business transactions that could be achieved with each of those parties. Mr. Tannenbaum also advised the board that a subsequent meeting had been scheduled with Michael Rubin for December 14, 2011. Roetzel & Andress then advised the board of their fiduciary duties in connection with certain potential strategic business transactions, including a potential change in control transaction. Mr. Tannenbaum and Mr. Greene advised the board that they had been approached by Jefferies, who was familiar with the markets in which Dreams operates, and suggested that the board may wish to consider engaging Jefferies as Dreams’ financial advisor to advise the board on a variety of strategic options. After extensive board discussion, the board then authorized management to arrange a meeting between the board and Jefferies to interview Jefferies as a potential financial advisor and possibly to discuss strategic alternatives for Dreams, including a sale of a portion or all of Dreams or remaining independent.

On December 14, 2011, Mr. Tannenbaum met with Michael Rubin in Philadelphia to further explore business opportunities between Fanatics and Dreams. At this meeting, Michael Rubin informed Mr. Tannenbaum that Fanatics would be sending a due diligence request list.

On December 21, 2011, Mr. Tannenbaum and Mr. Bates met with representatives of a private equity firm, which we will call Party D, and Party B. Party D was introduced to Dreams by Party B. The Parties discussed a potential acquisition of Dreams by Party D, but no detailed terms were exchanged and price was not discussed. Party D agreed to operate under Party B’s confidentiality and non-disclosure agreement.

On December 22, 2011, Fanatics sent a due diligence request list to Dreams.

On January 4, 2012, Mr. Tannenbaum, Mr. Bates and representatives of Jefferies (who attended the meeting at the request of Dreams) held a meeting at Dreams’ offices in Chicago with representatives from Party C and gave them a tour of Dreams’ operations in Chicago. At the meeting, the parties discussed in detail multiple aspects of Dreams’ operations, so that Party C might have a full understanding of Dreams’ business in order to evaluate a transaction.

On January 4, 2012, the board of directors held a telephonic meeting in which representatives from Jefferies were included. Jefferies discussed with the board a variety of potential strategic alternatives. Roetzel & Andress then reviewed with the members of the board their fiduciary duties. The board had extensive questions of Jefferies and engaged in a thorough discussion of strategic alternatives for its consideration. Based upon the information that had been provided to the board about conversations with Fanatics, Party A, Party B, Party C and Party D, it was determined by the board of directors that it would be beneficial for the board to form a committee of the board for purposes of overseeing the process and handling the logistics of exploring potential transactions. The board then created a special committee, to which we refer in this discussion as the Special Transaction Committee, consisting of Steven Rubin, who was elected as chair, Dale Larsson, and Mr. Battistone. The Special Transaction Committee was charged with reviewing and evaluating any potential strategic transactions, including remaining an independent company, and empowered with the authority to negotiate on behalf of the board of directors and, if appropriate, to make a recommendation to the board of directors with respect to the sale of Dreams. The Special Transaction Committee was also given the authority to engage an investment banker, counsel and any other professionals or other parties as it deemed appropriate.

The Special Transaction Committee was aware that Jefferies is a well-respected investment bank with significant knowledge in the industries in which Dreams does business, and Steven Rubin had worked with different Jefferies teams on matters unrelated to Dreams in the past. Between January 4, 2012 and January 11, 2012, Steven Rubin made phone calls inquiring into the skill level and reputation of the Jefferies team that Dreams was considering. On January 11, 2012, the Special Transaction Committee determined that it would be advisable to engage Jefferies, and it executed an engagement letter with Jefferies on January 25, 2012.

On January 16, 2012, Jefferies sent a draft non-disclosure agreement to Fanatics.

On January 20, 2012, Mr. Tannenbaum and Mr. Bates met with representatives of Parties B and D to provide more information about Dreams’ business and to further discuss potential acquisition transactions between Dreams and Parties B and D.

On January 20, 2012, based upon the previous meeting between Michael Rubin and Mr. Tannenbaum (described above), as well as a discussion between Jefferies and members of the Special Transaction Committee, the Special Transaction Committee determined that it was in the best interest of Dreams to have an additional, more detailed meeting with Fanatics.

Between January 20 and 23, 2012, Fanatics and Dreams negotiated the non-disclosure agreement. Fanatics’ request for a 30-day exclusivity period and its request to remove the standstill provisions of the agreement were rejected by Dreams, and on January 23, 2012, Fanatics and Dreams executed the non-disclosure agreement.

On January 23 and 24, 2012, Mr. Tannenbaum, and Mr. Bates met with representatives of Fanatics at Kynetic’s offices in Conshohocken, Pennsylvania. The purpose of the meeting was to review the business and operations of Dreams and to give Fanatics high-level diligence information, in connection with the discussion of a potential acquisition. The parties did not discuss any potential purchase prices for Dreams at those meetings. At the end of the meetings, Mr. Tannenbaum and Mr. Bates agreed to provide Fanatics with summary financial information.

On January 25, 2012, Party C advised Jefferies that it would not consider an acquisition of Dreams at this time, but would explore Dreams providing Party C with syndication or certain online functions.

On January 25, 2012, the Special Transaction Committee held a telephonic meeting. Also attending the meeting were representatives from Roetzel & Andress, Jefferies and Mr. Greene. Mr. Tannenbaum updated the group on the discussions held with Fanatics. He also specifically indicated to the Special Transaction Committee that the meeting had not addressed any issues regarding a potential purchase price. Jefferies advised the Special Transaction Committee of its conversation with Party C earlier that day and Party C’s decision not to pursue an acquisition of Dreams. Based upon such discussions, the Special Transaction Committee determined that Jefferies should engage in further dialogue with representatives of Fanatics to determine their views on a potential price for Dreams. Mr. Tannenbaum also updated the Special Transaction Committee on his meeting with Parties B and D.

On January 27, 2012, Mr. Bates hosted a meeting at Dreams’ offices in Chicago with representatives of Parties B and D. The parties discussed growth initiatives, additional capture of market share, technology investments and other business related items. Mr. Bates also provided the representatives of Parties B and D a tour of Dreams’ operations. The parties did not discuss a potential purchase price.

On January 30, 2012, Michael Rubin and Mr. Tannenbaum had a telephone conversation to discuss the timing to deliver additional high level diligence materials.

On January 31, 2012, Mr. Tannenbaum had a telephone call with representatives of Parties B and D to respond to various diligence requests.

On February 3, 2012, the Special Transaction Committee held another telephonic meeting at which representatives of Jefferies, Mr. Greene and representatives from Roetzel & Andress participated. Mr. Tannenbaum advised the Special Transaction Committee of his call with Michael Rubin, and Mr. Bates’ meeting and Mr. Tannenbaum’s subsequent call with Parties B and D. Mr. Tannenbaum also advised the Special Transaction Committee that he had scheduled a meeting with representatives of Party A which would be held later that day.

On February 3, 2012, Mr. Tannenbaum had an in person meeting with representatives of Party A, at which the parties discussed business initiatives and concepts about a potential combination of Dreams and Party A. The conversation continued to be conceptual in nature, and no price terms were discussed.

Also on February 3, 2012, Fanatics had a call with Steven Rubin and Jefferies, on which Fanatics requested to review final 2011 financial results and Dreams’ 2012 budget.

On February 9, 2012, additional representatives of Parties B and D met with Kevin Bates at Dreams’ Chicago office. Mr. Bates provided these additional representatives of Parties B and D with a facilities tour and discussed with them the overall business operations of Dreams.

On February 14, 2012, Party D notified Mr. Tannenbaum that Party D was no longer interested in pursuing a transaction with Dreams. Party D indicated that the reason it was stopping its evaluation of a potential transaction was because it felt that Dreams’ stock price fully reflected its value at that time. Party D’s withdrawal of its interest in Dreams resulted in Party B’s withdrawal as well.

On February 17, 2012, the Special Transaction Committee convened a telephonic meeting to review the status of the discussions with third parties. Also attending that meeting were Mr. Greene and representatives from Roetzel & Andress. Mr. Tannenbaum updated the Special Transaction Committee on his discussions with Fanatics and the decision of Party D not to proceed. The Special Transaction Committee along with Mr. Greene and representatives of Roetzel & Andress and Jefferies further discussed the future timing of discussions with Party A and Fanatics.

On February 17, 2012, Mr. Tannenbaum had a telephone call with Michael Rubin to determine the status of certain high-level diligence information requested by Fanatics.

On February 29, 2012, the board held a telephonic meeting. Also attending were Mr. Greene and representatives of Roetzel & Andress and Jefferies. The board was provided an update of recent conversations with representatives from Parties A, B, C, D, and Fanatics. The board then, in consultation with Jefferies, generally discussed various strategies for responding to the remaining potential purchasers. Based upon that discussion, it was confirmed that Steven Rubin, as representative of the Special Transaction Committee, would be authorized to negotiate a purchase price and the potential other terms of a transaction with Party A and Fanatics.

On March 1, 2012, Dreams provided a summary of its final 2011 financial results and 2012 budget to Fanatics, following which Fanatics requested more detail on such information. From March 5 to 7, 2012, Dreams responded to requests from Fanatics for the additional information.

On March 8, 2012, Steven Rubin and Jefferies met in New York with Michael Rubin and Michael Conn, Chief Financial Officer of Kynetic, on behalf of Fanatics to discuss a potential purchase price and other significant deal terms. At the meeting, the Fanatics representatives stated that they would like to acquire Dreams in a one-step merger transaction and highlighted the other key transaction points they believed were important for Fanatics to be willing to complete the transaction. These points included support agreements being executed by certain key shareholders, enhanced support agreements for other shareholders, a 5% break-up fee, an acceptable employment agreement between Fanatics and Mr. Bates after the closing, and a long-term noncompetition agreement for Mr. Tannenbaum. Fanatics also indicated that it would not need a financing contingency as a condition of the merger. Steven Rubin and Jefferies requested that Fanatics provide a preliminary indication of price ranges for Dreams’ common stock in order to determine if Fanatics’ interest was serious enough to merit continuation of these discussions and the provision by Dreams of more detailed diligence information. Michael Rubin proposed a price of $3.00 per share and the Fanatics representatives provided a detailed discussion of the basis for that price, including their analysis of Dreams’ historical performance, its inventory forecast, and its impending need for capital. The Fanatics representatives also discussed Fanatics’ willingness to acquire Dreams non-e-commerce assets and to satisfy Dreams’ debt outstanding upon the effectiveness of a merger. Fanatics also requested a thirty (30) day exclusivity period to negotiate an agreement. Steven Rubin indicated that he did not believe that Fanatics’ offered price would be acceptable, and that an offer of $4.00 per share would be more favorably received, but stated that the Special Transaction Committee would review the critical issues, including Fanatics’ request for exclusivity, and provide a response.

On March 9, 2012, the Special Transaction Committee, representatives of Jefferies, Mr. Greene and representatives of Roetzel & Andress had a telephone conversation in which the parties were updated on the meeting of March 8, 2012.

On March 11, 2012, the Special Transaction Committee held a meeting at which Jefferies participated. After a discussion with Jefferies regarding the potential next steps, including the possibility of remaining an independent company, the Special Transaction Committee authorized Jefferies to make a counterproposal of $3.80 per share and instructed Jefferies to engage in further discussions with Fanatics to determine if Fanatics would be willing to increase its $3.00 per share proposal.

On March 12, 2012, Jefferies called Mr. Conn and communicated the counterproposal of $3.80 per share. Mr. Conn stated that he would discuss the counterproposal with the Fanatics team.

On March 15, 2012, Mr. Conn communicated to Jefferies that Fanatics’ response to the counterproposal was negative and that Fanatics was not willing to increase its offer.

On March 19, 2012, Mr. Conn contacted Jefferies to propose a call to continue discussions on March 21.

On March, 21, 2012, representatives of Fanatics had a telephone call with Steven Rubin, Mr. Tannenbaum and Jefferies to discuss Dreams’ first-quarter results and Dreams’ basis for a higher price.

On March 22, 2012, Mr. Conn contacted Jefferies to increase Fanatics’ offer to $3.15 per share. Subsequently, Jefferies responded that Dreams was not willing to revise its counterproposal from $3.80 per share.

On March 23, 2012, Mr. Conn contacted Jefferies to increase Fanatics’ offer to $3.25 per share.

On March 23, 2012, the board of directors held a telephonic meeting, in which Jefferies and Roetzel & Andress participated. The board engaged in extensive discussions about the deal points, as well as the $3.25 proposed offer. Jefferies reviewed and discussed certain financial aspects of the revised proposal. After a thorough and extensive discussion among the directors and their advisors, it was determined by the board that Jefferies and the Special Transaction Committee would continue to discuss price with Fanatics in an attempt to reach an acceptable agreement. The board also determined that the discussions with Party A should continue with the goal of having Party A submit a proposal to acquire Dreams.

On March 26, 2012, pursuant to authorization from the board of directors, Jefferies contacted Mr. Conn to make a counterproposal of $3.65 per share.

On March 27, 2012, Mr. Tannenbaum had a telephonic meeting with Party A to discuss due diligence, financial matters, and to inform them that Dreams’ process was proceeding quickly.

Later on March 27, 2012, Michael Rubin contacted Mr. Tannenbaum and reiterated that Fanatics would be willing to proceed with a transaction at a price of $3.25 per share and that the parties should continue to discuss the deal points. He also advised Mr. Tannenbaum that in order to proceed further with the transactions, Fanatics would require Dreams to enter into an exclusivity agreement for a period of thirty (30) days from the date of signing. Mr. Tannenbaum engaged in several conversations with Michael Rubin during the late afternoon and proposed a purchase price of $3.50 per share, following which Michael Rubin increased Fanatics’ offer to $3.30 and then to $3.35 per share.

On the evening of March 27, 2012, Mr. Tannenbaum had conversations with members of the Special Transaction Committee, and it was determined that Mr. Tannenbaum was authorized to continue the dialogue with Michael Rubin. Mr. Tannenbaum thereafter spoke to Michael Rubin at length, and they determined that the parties should proceed on the basis of the purchase price being $3.45 per share, subject to among other things, Fanatics’ ability to conduct detailed legal due diligence, the parties’ negotiation of an acceptable merger agreement and Fanatics’ successful negotiations with Mr. Bates regarding employment with Fanatics after the merger. Michael Rubin also stated that Fanatics would only be willing to proceed on this basis if Dreams granted to Fanatics a thirty (30) day exclusivity period.

On March 28, 2011, Fanatics delivered to Mr. Greene a detailed due diligence request list and a draft exclusivity agreement. Mr. Greene and representatives of Dreams began to respond to such due diligence request on April 1, 2012.

On March 29, 2012, the board of directors convened a telephonic meeting. Participating in that meeting were all members of the board of directors (except David Malina, who was unable to attend), Mr. Greene, and representatives of Roetzel & Andress and Jefferies. Mr. Tannenbaum advised the board that he had further discussions with Michael Rubin and that Fanatics was prepared to offer $3.45 per share, subject to continuing negotiation of transaction details, and that Fanatics would require a thirty (30) day exclusivity period. The board and its advisors discussed the revised offer and the request by Fanatics for exclusivity. Prior to execution of the exclusivity agreement, the board instructed representatives of Jefferies to contact Party A regarding the submission of an offer, which Jefferies did. Party A indicated to Jefferies that they were not prepared to make an offer for Dreams. Based upon Fanatics’ offer, the status of the negotiations, the discussions held with other parties and the boards’ belief that no other parties were likely to emerge, after further discussion with its advisors, the board authorized management to execute the exclusivity agreement and to provide Fanatics with additional, more detailed due diligence materials.

On March 30, 2012, Dreams and Fanatics signed an exclusivity agreement, pursuant to which Dreams agreed to negotiate exclusively with Fanatics through April 29, 2012.

On April 1 and 2, 2012, representatives of Fanatics visited Dreams’ offices in Chicago for purposes of doing detailed due diligence. Mr. Rubin and Mr. Bates also had several discussions regarding Mr. Bates’s potential post-merger employment.

On April 4, 2012, representative of Fanatics, including Morgan Lewis, outside counsel to Fanatics, were given access to an online due diligence data room containing detailed information about Dreams.

On April 5, 2012, Morgan Lewis provided to Roetzel & Andress an initial draft of the Merger Agreement, which did not contain a price proposal. Morgan Lewis also provided draft Support Agreements.

On April 6, 2012, Mr. Tannenbaum, Mr. Greene, the Special Transaction Committee and representatives of Roetzel & Andress convened to review and discuss the draft of the Merger Agreement and the Support Agreements. Roetzel & Andress explained to the Special Transaction Committee the material terms and conditions of the draft Merger Agreement and Support Agreements.

On April 9, 10 and 11, 2012, representatives of Roetzel & Andress and Morgan Lewis negotiated the terms of the Merger Agreement and Support Agreements, exchanging several drafts and convening numerous phone calls. With respect to the Merger Agreement, these discussions included primarily (i) the scope of representations, warranties and covenants contained in the Merger Agreement, (ii) whether Dreams would be entitled to a post-signing “go shop” period during which it could solicit other proposals, (iii) whether Dreams would be required to hold a shareholders’ meeting regardless of whether a superior alternative proposal had been made or the board had changed its recommendation to Dreams’ shareholders to vote in favor of the Merger, and (iv) the amount of the termination fee that Dreams would be obligated to pay to Fanatics in the event that it were to accept an alternative transaction. The parties also negotiated and exchanged several drafts of the disclosure schedules to the Merger Agreement during this time. With respect to the Support Agreements, the discussions focused on (i) Fanatics’ request to require additional shareholders to sign support agreements (in excess of the seven who ultimately agreed to sign such agreements), and (ii) Fanatics’ requirement that the Support Agreements contain provisions obligating the supporting shareholders to disgorge to Fanatics 100% of proceeds in excess of the purchase price negotiated between Fanatics and Dreams in the event that either an alternate acquirer were to purchase Dreams for a higher price or if Fanatics were required to complete the Merger at an increased price as a result of an alternative proposal.

On April 9, 10 and 11, 2012, Roetzel & Andress discussed with members of the Special Transaction Committee, Mr. Tannenbaum, and Jefferies the transaction terms and conditions as reflected in the revised drafts of the Merger Agreement and Support Agreements and in the telephone discussions between Morgan Lewis and Roetzel & Andress.

On April 12, 2012, Morgan Lewis delivered a revised draft of the Merger Agreement which included a price of $3.45 per share and reflected general agreement on almost all open points. The parties continued to negotiate the Support Agreements. Based upon discussions between Steven Rubin and Michael Rubin, it was determined that no shareholders except for Mr. Tannenbaum would be asked to sign an enhanced Support Agreement containing the disgorgement provision described above. Mr. Tannenbaum, in order to facilitate the transaction, agreed to an enhanced Support Agreement, in which he agreed to disgorge to Fanatics 50% of the excess proceeds from an alternative transaction as described above.

On April 12 and 13, 2012, Morgan Lewis, Roetzel & Andress, other representatives of Fanatics, and Mr. Bates negotiated the terms of a post-merger employment agreement between Fanatics/Dreams and Mr. Bates. The parties also finalized customary non-competition agreements and post-closing offer letters between Fanatics/Dreams and Mr. Tannenbaum and Mr. Greene.

On April 13, 2012, the Special Transaction Committee and the board of directors (except for Mr. Malina, who could not attend), held a meeting at Dreams’ corporate headquarters. Mr. Greene and Ms. Sillano, as well as representatives of Roetzel & Andress and a representative of Jefferies were in attendance. Representatives of Roetzel & Andress explained the principal terms and conditions of the Merger Agreement as well as the Support Agreements and the enhanced Support Agreement. Representatives of Roetzel & Andress then reviewed in detail for the Special Transaction Committee and the board their fiduciary duties in connection with the sale of Dreams. The Special Transaction Committee discussed in detail the advantages and disadvantages of the proposed transaction, including those set forth in the “Recommendation of Our Special Transaction Committee and Our Board of Directors and Reasons for the Merger” section below, and including among other things, the directors’ knowledge of Dreams’ business, financial condition, results of operations and prospects, historical trading prices of Dreams’ common stock, the fact that Fanatics had financing commitments in place to finance the transaction, the fact that the Merger Consideration was to be paid in all cash which provides value certainty to the shareholders and allows them to monetize their investment in Dreams in the near future, and the potential ability to entertain superior offers. Representatives of Jefferies then reviewed its financial analysis of the $3.45 per share consideration. At the request of the Special Transaction Committee, Jefferies delivered to the board of directors its oral opinion that, as of the date of the opinion and based upon and subject to various assumptions and limitations set forth in its written opinion, the $3.45 per share consideration to be received by holders of the shares of Company common stock (other than Fanatics, Merger Sub and their affiliates) was fair, from a financial point of view, to such holders. The board of directors then asked Jefferies questions concerning its analysis. Representatives of Jefferies and other non-special committee members were then asked to leave the meeting. The Special Transaction Committee then further considered the terms and conditions of the proposed Merger, including the Merger Agreement. After extensive discussion, the Special Transaction Committee unanimously approved the Merger Agreement and made a determination that the Merger Agreement and the Merger should be recommended to the full board of directors for its approval.

The members of the board of directors and Jefferies returned to the meeting, and the board further discussed the terms and conditions of the Merger and the Merger Agreement. After further evaluation and discussion of the considerations set forth above, and of Jefferies oral opinion, it was determined that the Merger and the Merger Agreement, including the $3.45 per share Merger Consideration contained therein, was fair to Dreams’ shareholders. The board of directors then unanimously (by those in attendance) approved the Merger Agreement and voted to recommend that Dreams’ shareholders approve and vote for the Merger Agreement.

On April 13, 2012, after the board meeting, Dreams and Fanatics executed the Merger Agreement and all the Support Agreements were executed.

Dreams and Fanatics delivered a joint press release announcing the Merger Agreement on April 16, 2012.

Recommendation of Our Special Transaction Committee and Our Board of Directors and Reasons for the Merger

Our board of directors recommends that you vote “FOR” approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In connection with the Merger, the board of directors and the Special Transaction Committee held numerous meetings, consulted with our management and financial and legal advisors, reviewed our prospects and the near-term and long-term business trends that could affect our ability to achieve our projected results, and evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. The Special Transaction Committee unanimously recommended to our board of directors that the Merger Agreement and the transactions contemplated therein, including the Merger, be approved by our board. Our board of directors determined unanimously by those in attendance: (i) that the Merger Agreement, and the terms of the Merger and the other transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of Dreams and our shareholders, (ii) that the form, terms, provisions and execution of the Merger Agreement were authorized and approved, and (iii) to recommend that our shareholders approve and adopt the Merger Agreement.

In the course of their deliberations, the Special Transaction Committee and the board of directors considered a number of substantive factors, including the following:

•	Merger Consideration. The Merger Consideration represents a premium of approximately 32% to the closing price of $2.61 on April 13, 2012, the last trading day prior to the public announcement of the execution of the Merger Agreement, and represents a premium of approximately 15% over the previous 52-week high closing price of $3.00. The Special Transaction Committee and the board of directors believed that, following extensive negotiations with Fanatics in which Fanatics made several price concessions, $3.45 per share of common stock was the highest price that Fanatics would be willing to pay and the highest price reasonably obtainable from any party on the date of the execution of the Merger Agreement. The Special Transaction Committee and the board of directors also considered the fact that the Merger Consideration is all cash and that there would not be any financing contingency, which provides certainty of value to our shareholders compared to a transaction in which our shareholders would receive stock, and avoids long term business and operational risk. The Special Transaction Committee and the board of directors also considered the historical trading prices of our common stock; the length of time before the future trading price of our common stock would reach the per share Merger Consideration price, if at all; the ability of our shareholders to liquidate their investment at such levels based on the historical trading volume; and the fact that in order to sustain growth in our revenues and business, a significant amount of additional capital would be needed and that such additional capital may not be available at all or on terms acceptable to Dreams or that such additional capital may involve the issuance of additional shares of our common stock, which would likely be dilutive to our shareholders.

•

Review of Business and Prospects as an Independent Public Company. The Special Transaction Committee and the board of directors considered our financial condition, results of operations and business, earnings prospects and financial plan and prospects if we were to remain an independent public company in light of various factors, including our current and anticipated near-term operating results, and the budgetary pressures and regulatory uncertainties in the e-commerce space. The Special Transaction Committee and the board of directors reviewed the management plan, and considered such plan in the context of the risks and uncertainties present in management’s projections and the execution risk surrounding some of management’s assumptions. In addition, the Special Transaction Committee and the board of directors also considered: (1) our ability to compete with the larger, better-capitalized multi-channel retailers, as well as the growing interests of large, well-capitalized entities in the online sports-licensed products space; (2) uncertainties in the ability of Dreams to support our growth beyond our current fiscal year; (3) the need for Dreams to potentially make additional investments, including accelerated new product development, system upgrades and a solution for our main distribution facility, which would not have the capacity to support additional growth; and (4) our ability to remain competitive and meet the performance expectations reflected in the management plan of operations. The Special Transaction Committee and the board of directors also considered that, as a public company, Dreams faces continuing pressures from investors and financial analysts that may conflict with our management’s plan of operations, creating the risk of disruption and distraction in order to meet short-term or quarterly goals that may ultimately reduce value for our long-term shareholders. The Special Transaction Committee and the board of directors considered that the Merger permits our shareholders to immediately realize a fair price without incurring the risks and uncertainties inherent in remaining an independent public company.

•	Transaction Process. As described in “The Merger—Background of the Merger” beginning on page 16, the Special Transaction Committee and the board of directors, along with our management, believed that Dreams had conducted a thorough process in connection with evaluating the benefits of a merger, negotiating and evaluating the terms and conditions of the Merger and reasonably available alternatives to the Merger. The Special Transaction Committee and board of directors also considered the fact that our board of directors, with the advice of our management, financial advisor and counsel, determined a list of third parties that it believed would be reasonably expected to have an interest in an acquisition of Dreams based on their respective businesses, strategic objectives and financial capabilities, contacted and held preliminary discussions with those third parties to determine their level of interest in an acquisition of Dreams, but ultimately did not receive any offers or proposals to acquire Dreams from any of them. The Special Transaction Committee and the board of directors also considered that the current offer from Fanatics may not be available at a future date because of Fanatics’ need to make its own strategic and operational investments and decisions which could eliminate or decrease many of the potential strategic synergies and advantages to Fanatics of acquiring Dreams, and believed that other potential third-party acquirers would likely not share many of the same strategic motivations or benefits as Fanatics.

•	Opinion of Jefferies. The Special Transaction Committee and the board of directors considered the financial analysis presented by Jefferies and its oral opinion (which was subsequently confirmed in writing) that, as of April 13, 2012 and subject to the qualifications, limitations and assumptions set forth in its written opinion, the $3.45 per share in cash to be offered to the shareholders of Dreams in the Merger was fair, from a financial point of view, to such holders, as more fully described in the subsection entitled “The Merger—Opinion of Jefferies.” The full text of this written opinion is attached to this proxy statement as Annex C. The Special Transaction Committee and the board of directors gave thorough consideration to Jefferies’ methodologies, analyses and opinions.

•	Terms of the Merger Agreement. The Special Transaction Committee and the board of directors considered the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their obligations to complete the Merger and their ability to terminate the Merger Agreement, which the board of directors, after consultation with legal counsel, considered to be reasonable and consistent with precedents deemed relevant. The Special Transaction Committee and the board of directors noted that the termination or “break-up” fee provisions of the Merger Agreement could have the effect of discouraging competing third-party proposals, but that such provisions are customary for transactions of this size and type. The Special Transaction Committee and the board of directors considered that the $5.5 million termination fee, representing approximately 3.5% of the equity value of the proposed transaction, was reasonable, particularly in light of the process conducted by our board of directors and the Special Transaction Committee with the assistance of management and advisors. The Special Transaction Committee and the board of directors also noted that the Merger Agreement permits Dreams and our board to respond to and provide information to and participate in discussions with a potential suitor who makes a competing proposal that our board determines is likely to be a Superior Proposal, subject to certain restrictions imposed by the Merger Agreement, such as our obligation to hold the special meeting regardless of the existence of a Superior Proposal.

•	Likelihood of Closing. The Special Transaction Committee and the board of directors considered the likelihood that the Merger would be consummated based on, among other things, the relatively limited nature of the closing conditions included in the Merger Agreement, including the absence of any financing or due diligence related closing conditions and the likelihood that the Merger would be approved by requisite regulatory authorities and our shareholders. The Special Transaction Committee and the board of directors also considered the Support Agreements pursuant to which certain directors, officers and shareholders agreed to vote their shares to support the Merger Agreement.

The Special Transaction Committee and the board of directors also identified and considered a number of countervailing factors and risks to Dreams and our shareholders relating to the Merger and the Merger Agreement, including the following:

•	No Participation in Future Growth. The Special Transaction Committee and the board of directors considered the fact that, because our shareholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in value of Dreams or Fanatics either during the pre-closing period or following the closing of the Merger.

•	Potential Inability to Complete the Merger. The Special Transaction Committee and the board of directors considered the possibility that the Merger may not be completed and the potential adverse consequences to Dreams if the Merger is not completed, including the potential loss of customers and employees, reduction of value offered by others to Dreams in a future business combination, erosion of customer and employee confidence in Dreams and the fact that we will have incurred significant transaction and opportunity costs attempting to complete the Merger.

•	Management Focus. The Special Transaction Committee and the board of directors considered the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the Merger.

•	Interim Operating Covenants. The Special Transaction Committee and the board of directors considered the limitations imposed in the Merger Agreement on the conduct of our business during the pre-closing period, our ability to solicit and respond to competing proposals and the ability of our board to change or withdraw its recommendation of the Merger.

•	Termination Fee. The Special Transaction Committee and the board of directors took into account the $5.5 million termination fee payable to Fanatics if the Merger Agreement is terminated under certain circumstances, and the potential effect that such termination fee may have in deterring other potential acquirers from making competing proposals that could be more advantageous to our shareholders.

•	Requirement to hold Special Meeting. The Special Transaction Committee and the board of directors considered the requirement in the Merger Agreement that Dreams hold the special meeting regardless of the existence of any Superior Proposal. The board of directors considered the potential deterrent effect such a requirement might have on other potential purchasers of Dreams.

•	Disruptions to our Business; Potential for Litigation. The Special Transaction Committee and the board of directors considered the possible effect of the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, any loss or change in relationship with any customer or other business partner of Dreams, any actions by competitors or any other disruption of the business of such person and any effect on our stock price, operations and employees and our ability to retain key employees.

•	Interests of the Directors and Executive Officers of Dreams. The Special Transaction Committee and the board of directors considered the interests of our directors and executive officers that may be different from, or in addition to, the interests of Dreams shareholders generally, as described in the section entitled “The Merger—Interests of the Directors and Executive Officers of Dreams in the Merger” beginning on page 33.

The foregoing discussion of the information and factors considered by our Special Transaction Committee and the board of directors is not intended to be exhaustive, but includes the material factors considered by our Special Transaction Committee and the board of directors. In view of the complexity and wide variety of factors considered, the Special Transaction Committee and board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Special Transaction Committee and board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather they conducted an overall analysis of the factors described above, including discussions with our management and financial and legal advisors. In considering the factors described above, individual members of our Special Transaction Committee and the board of directors may have given different weights to different factors.

Our board of directors has determined that the Merger Agreement, and the terms of the Merger and the other transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of Dreams and our shareholders, and recommends that our shareholders vote “FOR” the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. When you consider the board’s recommendation, you should be aware that our directors may have interests in the Merger that may be different from, or in addition to, your interests. These interests are described in “The Merger—Interests of the Directors and Executive Officers of Dreams in the Merger” beginning on page 33.

Opinion of Jefferies

Our Special Transaction Committee retained Jefferies & Company, Inc. to act as financial advisor to Dreams in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, to the holders of Dreams common stock of the Merger Consideration of $3.45 per share in cash to be received by such holders (other than Fanatics, Merger Sub and their respective affiliates). At the meeting of the board of directors on April 13, 2012, Jefferies rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of April 13, 2012 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Merger Consideration of $3.45 per share in cash to be received by holders of Dreams common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Fanatics, Merger Sub and their respective affiliates).

The full text of the written opinion of Jefferies, dated as of April 13, 2012, is attached hereto as Annex C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Dreams encourages its shareholders to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Special Transaction Committee (and permits reliance on it by our board of directors) and addresses only the fairness from a financial point of view of the Merger Consideration of $3.45 in cash per share of Dreams common stock, as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation as to how any holder of Dreams common stock should vote on the Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft, dated April 12, 2012, of the Merger Agreement;

•	reviewed certain publicly available financial and other information about Dreams;

•	reviewed certain information furnished to Jefferies by Dreams’ management, including financial forecasts and analyses, relating to the business, operations and prospects of Dreams;

•	held discussions with members of senior management of Dreams concerning the matters described in the prior two bullet points;

•	reviewed the share trading price history and valuation multiples for Dreams common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Dreams to it or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. Jefferies relied on assurances of the management of Dreams that management was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Dreams. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Dreams informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the then best currently available estimates and good faith judgments of the management of Dreams as to the future financial performance of Dreams. Jefferies expressed no opinion as to Dreams’ financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal, accounting or tax matters affecting Dreams, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, accounting and tax advice given to Dreams, the Special Transaction Committee and the board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Dreams and its shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Merger to any holder of Dreams common stock. In rendering its opinion, Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Dreams, Fanatics or the contemplated benefits of the Merger in any way meaningful to Jefferies’ analysis.

Jefferies’ opinion was for the use and benefit of the Special Transaction Committee and the board in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Dreams, nor did it address the underlying business decision by Dreams to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of Dreams common stock should vote on the Merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Dreams, other than the holders of Dreams common stock as expressly set forth in the opinion. Jefferies expressed no opinion as to the price at which Dreams common stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Dreams’ officers, directors or employees, or any class of such persons, in connection with the Merger relative to the consideration to be received by holders of Dreams common stock. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses which are summarized below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Dreams’ actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Dreams’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses, and neither Jefferies nor Dreams assumes any responsibility if future results differ materially from those suggested herein. In addition, analyses relating to the per share value of Dreams common stock do not purport to be appraisals or to reflect the prices at which shares of Dreams common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the consideration of $3.45 per share in cash to be received by holders of Dreams common stock pursuant to the Merger, and were provided to the Special Transaction Committee and the board of directors in connection with the delivery of Jefferies’ opinion.

The Merger Consideration was determined through negotiation between Dreams and Fanatics, and the decision by Dreams to enter into the Merger was solely that of the board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Special Transaction Committee and the board of directors in their evaluation of the Merger and should not be viewed as determinative of the views of the Special Transaction Committee or the board of directors with respect to the Merger or the Merger Consideration.

The following is a summary of the material financial analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the approximately 45.361 million fully diluted shares of Dreams common stock that were outstanding as of April 10, 2012 (calculated using the treasury stock method based on the option schedule provided by the management of Dreams), Jefferies noted that the Merger Consideration of $3.45 per share implied an equity value of approximately $156.5 million. Including approximately $23.1 million of net debt and approximately ($0.1) million of minority interest (as provided by the management of Dreams as of March 31, 2012 and excluding cash in transit), Jefferies noted that the Merger Consideration implied an enterprise value of approximately $179.5 million.

Comparable Company Analysis

Using publicly available information, selected analyst reports and information provided by Dreams’ management, Jefferies analyzed the trading multiples of Dreams and the corresponding trading multiples of the following companies in the e-commerce and sporting goods retail segments, with businesses and operating profiles similar to that of Dreams, which are collectively referred to as the Comparable Companies:

E-Commerce Companies:	Sporting Goods Companies:

1-800-Flowers.com Inc.	Cabela’s Inc.

eBay Inc.	Dick’s Sporting Goods, Inc.

HSN, Inc.	The Finish Line, Inc.

Liquidity Services, Inc.	Footlocker, Inc.

PetMed Express Inc.	Genesco Inc.

Shutterfly, Inc.	Hibbett Sports, Inc.

Stamps.com Inc.	Zumiez, Inc.

U.S. Auto Parts Network, Inc.

Vistaprint N.V.

In its analysis, Jefferies derived and compared multiples for Dreams and the Comparable Companies, calculated as follows:

•	the enterprise value (defined as the share price multiplied by the sum of common shares outstanding and options per the treasury stock method, plus total debt, preferred equity and non-controlling interests, less cash and cash equivalents) divided by estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2012, which is referred to as 2012 TEV / EBITDA;

•	the enterprise value divided by estimated EBITDA for calendar year 2013, which is referred to as 2013 TEV / EBITDA; and

•	the price per share divided by estimated earnings per share, or EPS, for calendar year 2012, which is referred to as 2012 P / E.

This analysis indicated the following:

Comparable Companies Multiples

Benchmark	E-Commerce Median	Sporting Goods Median
2012 TEV / EBITDA	8.3x	8.7x
2013 TEV / EBITDA	7.6x	7.8x
2012 P / E	17.8x	15.0x

Using the reference ranges for the benchmarks set forth below, Jefferies determined implied enterprise values for Dreams, then determined implied equity values. In determining the number of shares outstanding for purposes of calculating implied values per share of Dreams common stock, Jefferies assumed the vesting of stock options (calculated using the treasury stock method based on the option schedule provided by the management of Dreams on April 10, 2012). These analyses indicated the ranges of implied values per share of Dreams common stock set forth opposite the relevant benchmarks below, compared, in each case, to the consideration of $3.45 per share:

Selected Comparable Companies Reference Ranges and Implied Price Ranges

Benchmark	Reference Range	Implied Price Range
2012 TEV / EBITDA	9.0x – 11.0x	$2.10 – $2.68
2013 TEV / EBITDA	8.0x – 10.0x	$3.15 – $4.07
2012 P / E	18.0x – 23.0x	$2.16 – $2.76

No company utilized in the comparable company analysis is identical to Dreams. In evaluating the Comparable Companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Dreams’ and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis

Jefferies reviewed thirteen transactions involving e-commerce companies and twelve transactions involving retail companies announced since June 30, 2009.

Using publicly available information, Jefferies analyzed the transaction value for each precedent transaction identified below based on the enterprise value divided by EBITDA for the last twelve months preceding each transaction, which is referred to as TEV / LTM EBITDA.

Industry	Target	Acquiror	Announcement Date
E-Commerce	Boston Proper, Inc.	Chico’s FAS, Inc.	August 2011

E-Commerce	GSI Commerce, Inc.	eBay, Inc.	March 2011

E-Commerce	DrugStore.com, Inc.	Walgreens Co.	March 2011

E-Commerce	Tiny Prints, Inc.	Shutterfly, Inc.	March 2011

E-Commerce	FreshDirect, LLC[1]	Wm Morrison Supermarkets PLC	March 2011

E-Commerce	dress-for-less GmbH	Privalia Venta Directa, SA	March 2011

E-Commerce	HauteLook, Inc.	Nordstrom Inc.	February 2011

E-Commerce	Football Fanatics, Inc.	GSI Commerce Inc.	February 2011

E-Commerce	Quidsi, Inc.	Amazon.com, Inc.	November 2010

E-Commerce	Buy.com Inc.	Rakuten, Inc.	May 2010

E-Commerce	Salu, Inc.	Drugstore.com, Inc.	December 2009

E-Commerce	RetailConvergence.com, LP	GSI Commerce Inc.	October 2009

E-Commerce	Zappos.com, Inc.	Amazon.com, Inc.	July 2009

Retail	The Pep Boys—Manny, Moe & Jack	The Gores Group, LLC	January 2012

Retail	99¢ Only Stores	Ares Management LLC, Canada Pension Plan Investment Board and the Gold/Schiffer Family	October 2011

Retail	BJ’s Wholesale Club Inc.	CVC Capital / Leonard Green & Partners, L.P.	June 2011

Retail	Jo-Ann Stores, Inc.	Leonard Green & Partners, L.P.	December 2010

Retail	J. Crew Group	TPG Capital, L.P. / Leonard Green & Partners, L.P.	November 2010

Retail	Gymboree Corp.	Bain Capital Private Equity	October 2010

Retail	Massmart Holdings Ltd.	Wal-Mart Stores Inc.	September 2010

Retail	NBTY, Inc.	The Carlyle Group LP	July 2010

Retail	Duane Reade Holdings, Inc.	Walgreen Co.	February 2010

[1]	Wm Morrison Supermarkets PLC acquired a 10% interest in FreshDirect, LLC. The implied valuation in Jefferies’ analysis is based on 100% ownership.

Retail	Charlotte Russe Holding, Inc.	Advent International Corp	August 2009

Retail	Eddie Bauer Holdings, Inc.	Golden Gate Capital	July 2009

Retail	Tween Brands, Inc.	Ascena Retail Group Inc.	June 2009

Precedent Transaction Multiples

	E-Commerce Median	Retail Median
TEV / LTM EBITDA	16.7x	7.6x

Jefferies applied its professional judgment and identified what it believed to be a representative multiple range of 12.0x to 15.0x within the precedent transaction set. Utilizing this representative multiple range, Jefferies then calculated a range of implied values per share of Dreams common stock of $1.48 to $1.98. In determining the number of shares outstanding for purposes of calculating implied values per share of Dreams common stock, Jefferies assumed the vesting of stock options (calculated using the treasury stock method based on the option schedule provided by the management of Dreams on April 10, 2012). Jefferies then compared the ranges of implied values per share of Dreams common stock against the consideration of $3.45 per share of Dreams common stock.

No transaction utilized as a comparison in the selected transaction analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Dreams’ and Jefferies’ control. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Dreams through the fiscal year ending December 31, 2017 using Dreams management’s financial projections, discount rates ranging from 13.8% to 14.8%, and perpetuity growth rates ranging from 3.5% to 4.5%. To determine the implied total equity value for Dreams, Jefferies added cash and cash equivalents and subtracted the total debt and minority interest from the implied enterprise value for Dreams. After assuming the exercise of options consistent with the treasury method (based on the option schedule provided by the management of Dreams on April 10, 2012), this analysis indicated a range of implied values per share of Dreams common stock of approximately $2.57 to $3.33, compared to the consideration of $3.45 per share of Dreams common stock.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premiums paid in 142 publicly traded company transactions in the U.S. announced since January 1, 2009, with transaction values between $100 million and $500 million. The analysis included only transactions with 100% cash consideration.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one trading day, one week and one month prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Multiples

Time Period Prior to Announcement	75th Percentile	25th Percentile	Median
1 day	54.1%	18.0%	33.8%
1 week	52.5%	16.9%	36.4%
1 month	52.6%	19.5%	38.5%

Using a reference range of 18.0% to 54.1% premium for one day prior to the announcement, Jefferies performed a premiums paid analysis using the closing price per share of Dreams common stock on April 10, 2012 of $2.64. This analysis indicated a range of implied values per share of Dreams common stock of $3.12 to $4.07, compared to the consideration of $3.45 per share.

Using a reference range of 16.9% to 52.5% premium for one week prior to the announcement, Jefferies performed a premiums paid analysis using the closing price per share of Dreams common stock on April 3, 2012, of $2.78. This analysis indicated a range of implied values per share of Dreams common stock of $3.25 to $4.24, compared to the consideration of $3.45 per share.

Using a reference range of 19.5% to 52.6% premium for one month prior to the announcement, Jefferies performed a premiums paid analysis using the closing price per share of Dreams common stock on March 9, 2012, of $2.66. This analysis indicated a range of implied values per share of Dreams common stock of $3.18 to $4.06, compared to the consideration of $3.45 per share.

General

Jefferies’ opinion was one of many factors taken into consideration by the Special Transaction Committee and the board of directors in their evaluation of the Merger and should not be considered determinative of the views of the Special Transaction Committee, the board of directors or management with respect to the Merger or the Merger Consideration.

Jefferies was selected by the Special Transaction Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Dreams and/or its respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Dreams, Fanatics or entities that are affiliated with Dreams or Fanatics, for which it would expect to receive compensation.

Pursuant to an engagement agreement between Dreams and Jefferies dated January 25, 2012, Dreams has agreed to pay Jefferies an aggregate fee currently estimated to be approximately $2.75 million, $350,000 of which was payable upon delivery of Jefferies’ opinion and the remainder of which is payable contingent upon consummation of the Merger. In addition, Dreams has agreed to reimburse Jefferies for expenses incurred. Dreams has also agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement.

Certain Effects of the Merger

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the Utah BCA, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of Fanatics and a party to the Merger Agreement, will merge with and into Dreams. Dreams will survive the Merger as a wholly owned subsidiary of Fanatics. Our articles of incorporation, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of articles of incorporation attached as Exhibit A to the Merger Agreement. Our bylaws, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of the bylaws attached as Exhibit B to the Merger Agreement.

Effect of the Merger on Outstanding Dreams Common Stock, Stock Options and Warrants

At the effective time of the Merger:

•	Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Dreams, Fanatics or Merger Sub or by shareholders who have properly exercised and perfected dissenters’ rights under Utah law) will be converted into the right to receive $3.45 in cash, without interest;

•	Each share of our common stock owned by Dreams (as treasury stock or otherwise), Fanatics or Merger Sub will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	Each share of Merger Sub common stock will be converted into and become one share of common stock of Dreams, as the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation;

•	Immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase shares of our common stock under any stock option plan, will become fully vested to the extent it is not then vested, and will, as of the effective time of the Merger, be cancelled, and each holder of any such option will be entitled to receive a cash payment of an amount determined by multiplying the total number of shares of common stock previously subject to such option by the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such option; and

•	Each unexpired and unexercised warrant to purchase shares of our common stock will, as of the effective time of the Merger, become entitled to receive upon the exercise of such warrant only a cash payment of an amount determined by multiplying the total number of shares of common stock previously subject to such warrant by the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such warrant.

Delisting and Deregistration of Dreams Common Stock

If the Merger is completed, our common stock will be delisted from and will no longer be traded on the NYSE Amex Equities Exchange and will be deregistered under the Exchange Act. Following the completion of the Merger, Dreams will no longer be an independent public company.

Interests of the Directors and Executive Officers of Dreams in the Merger

In considering the recommendation of our board of directors with respect to the Merger, Dreams shareholders should be aware that certain executive officers and directors of Dreams have certain interests in the Merger that may be different from, or in addition to, the interests of Dreams shareholders generally. The members of our board of directors were aware of these additional and different interests and considered them, among other matters, in approving the Merger Agreement and the Merger and making their recommendation that the Dreams shareholders approve the Merger Agreement and the Merger. These interests are described below.

Outstanding Stock

As described in “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” beginning on page 55, certain of our executive officers and directors hold shares of our common stock. All outstanding shares of Dreams common stock will be converted into the right to receive the Merger Consideration.

Treatment of Outstanding Equity Awards

Dreams equity awards held by our executive officers and directors that are outstanding immediately prior to the closing of the Merger will be subject to the following treatment.

Dreams Stock Options. Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase shares of our common stock under any stock option plan will, as of the effective time of the Merger, be cancelled, and each holder of any such option will be entitled to receive a cash payment of an amount determined by multiplying the total number of shares of common stock previously subject to such option by the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such option. All of the options held by our directors and executive officers are fully vested as of the date of the Merger Agreement.

The following table shows, for each executive officer and each director, as applicable, as of the effective time of the Merger, (i) the number of shares subject to vested Dreams stock options held by him or her, and (ii) the cash consideration that he or she will receive for such vested Dreams stock options at the effective time of the Merger.

Name	Number of Shares Subject to Vested Dreams Stock Options (#)	Cash-Out Payment for Vested Dreams Stock Options ($)

Sam D. Battistone	20,000	60,800.00
Ross Tannenbaum	153,692	461,076.00
David M. Greene	68,083	206,972.32
Dale Larsson	30,000	91,200.00
David Malina	30,000	83,800.00
Steven Rubin	30,000	83,800.00
Kevin Bates	0	0.00
Dorothy Sillano	0	0.00

Indemnification and Insurance

The Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and officers. Under the Merger Agreement, the articles of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of our directors, officers and employees for periods at or prior to the effective time of the Merger than are currently in effect in our articles of incorporation and bylaws. In addition, any indemnification agreements with our directors, officers or employees in effect as of the date of the Merger Agreement will continue in full force and effect following the effective time of the Merger.

Under the Merger Agreement, Fanatics has agreed to purchase for the benefit of our directors and officers, as of the effective time of the Merger, a six-year pre-paid “tail policy” covering acts or omissions at or prior to the effective time of the Merger, that is not substantially equivalent to and not less favorable in the aggregate than the policy currently in effect. However such “tail” insurance policy will not require the payment of an aggregate premium in excess of 250% of the annual premium currently paid by Dreams for such insurance multiplied by six. If the total premium of such insurance coverage exceeds such amount, Fanatics will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

If Fanatics or the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that the successors and assigns of the continuing or surviving corporation or entity or transferee or such assets, as the case may be, will assume the obligations described above.

The foregoing summary of indemnification and insurance is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A.

New Employment Agreement and Offer Letters

New Employment Agreement with Kevin Bates. In connection with the Merger, Fanatics and Kevin Bates, the current Division President-Retail of Dreams, have entered into a new employment agreement, pursuant to which Mr. Bates will become a President of Fanatics, effective on the effective date of the Merger. Effective as of the effective date of the Merger the agreement replaces and supersedes Mr. Bates’s prior employment agreement with Dreams.

Under the terms of the new agreement, in consideration for his agreement to continue as a President of Fanatics with Fanatics and in consideration for his agreement to the non-competition and non-solicitation provisions contained in the agreement, and based on certain assumptions and available information as of the date of this proxy statement, Mr. Bates will receive a nonqualified stock option to purchase a number of shares of stock of FTS Holdings, Inc. (the parent company of Fanatics) representing a value of $5,000,000 on the effective date of the Merger with a fair market value exercise price. Fanatics will make available a loan to Mr. Bates to cover the exercise price of the option. The option will vest 20% on each anniversary of the date of grant. The option will accelerate and will become fully vested and exercisable in the event of Mr. Bates’s termination without cause, resignation for good reason, disability or death.

Pursuant to the terms of the new agreement, Mr. Bates will receive a base salary of $870,000 and may receive a bonus based upon the level of attainment of performance goals established by the CEO of Fanatics. The target level of the bonus is $375,000. Mr. Bates will be awarded a $375,000 bonus for 2012 regardless of whether the performance goals are attained, provided he remains employed through the date the bonus is paid. The bonus will be paid after the end of 2012 and before March 15, 2013, at the same time bonuses are awarded to other employees. Mr. Bates will also be eligible for an additional bonus of $50,000 for each full 10% of EBITDA achieved in 2012 in excess of the target established by the Fanatics board of directors. Mr. Bates will be eligible for other benefits including health benefits and other benefits generally available to employees of Fanatics. The new agreement is for a term ending on the fifth anniversary of the effective date of the Merger.

If, after the effective date of the Merger, Mr. Bates’s employment with Fanatics is terminated by Fanatics without cause or by Mr. Bates due to “Good Reason”, the new employment agreement provides that Mr. Bates will be entitled to a lump-sum severance payment equal to the greater of 24 months of base salary or base salary for the remainder of the term of the agreement, in addition to the acceleration of the nonqualified stock option described above.

Under the new agreement, subject to certain notice and cure provisions, Good Reason is defined as:

•	a material diminution in Mr. Bates’s duties, authority or responsibilities without his prior written consent;

•	a relocation of Mr. Bates’s offices more than 50 miles from their location as of the effective date of the agreement without Mr. Bates’s prior written consent;

•	a reduction in base salary or target base bonus; or

•	a material breach of the agreement by Fanatics.

Alternatively, if, after the effective date of the Merger, Mr. Bates’s employment with Fanatics is terminated due to disability or death, the new employment agreement provides that Mr. Bates will be entitled to base salary for the remainder of the month in which the termination occurs and a pro rata bonus based on the target base bonus (based on the number of full calendar months that have elapsed in the calendar year of termination), in addition to the acceleration of the nonqualified stock option described above.

Mr. Bates’s new employment agreement also includes a non-competition provision, which is applicable during the term of the agreement and for the two-year period following termination of Mr. Bates’s employment for any reason. The geographic scope of the non-compete provision includes North America and will extend to any business activities engaged in by Fanatics or any of its affiliates. In addition, for a period of two years following termination of Mr. Bates’s employment, Mr. Bates will be prohibited from soliciting employees and customers of Fanatics and its affiliates. For purposes of the new employment agreement, business activities includes any selling, distributing, manufacturing or marketing of licensed sports merchandise and/or sports memorabilia or related products provided by Fanatics and any additional substantial business activities which Fanatics or any of its affiliates may engage in, or is contemplating engaging in, and, in each case, in which Mr. Bates participates in during the term of the new employment agreement.

Any amounts that may become payable to Mr. Bates by Fanatics under the new employment agreement are subject to a release and will be paid in a manner that complies with the applicable requirements of Section 409A of the Code.

Offer Letter to Ross Tannenbaum. In connection with the Merger, Fanatics has offered employment to Ross Tannenbaum to assist with the integration of Dreams’ business into the Fanatics business and to have such other responsibilities that may be assigned by the CEO of Fanatics or its board of directors, effective immediately prior to the effective time of the Merger.

Pursuant to the terms of the offer letter, Mr. Tannenbaum will receive a base salary of $500,000. Mr. Tannenbaum will also be eligible for other benefits including health, dental and retirement benefits and other benefits generally available to employees of Fanatics. The offer letter provides for a term ending on the first anniversary of the effective date of the Merger.

Under the terms of the new agreement, in consideration for his employment with Fanatics and in consideration for his execution of the Employee Agreement described below, and based on certain assumptions and available information as of the date of this proxy statement, Mr. Tannenbaum will receive a retention payment of $500,000 on the first anniversary of the effective date of the Merger, provided that he remains employed with Fanatics through such date or upon the earlier termination of Mr. Tannenbaum’s employment by Fanatics without cause, subject to the execution and non-revocation of a release.

Mr. Tannenbaum’s offer letter is contingent upon the execution of a non-disclosure, invention assignment and restrictive covenants agreement. This agreement includes a non-competition provision, which is applicable during Mr. Tannenbaum’s employment with Fanatics and following his termination of employment with Fanatics for any reason for the longer of the period during which Mr. Tannenbaum receives any severance payments pursuant to his offer letter or one year following his termination of employment. In addition, during this period Mr. Tannenbaum will be prohibited from soliciting employees and customers of Fanatics and its affiliates.

Any amounts that may become payable to Mr. Tannenbaum by Fanatics will be paid in a manner that complies with the applicable requirements of Section 409A of the Code.

Offer Letter to David Greene. In connection with the Merger, Fanatics has offered employment to David Greene to assist with the integration of Dreams’ business into the Fanatics business and to have such other responsibilities that may be assigned by the CEO of Fanatics or its board of directors, effective immediately prior to the effective time of the Merger.

Pursuant to the terms of the offer letter, Mr. Greene will receive a base salary of $250,000. Mr. Greene will also be eligible for other benefits including health, dental and retirement benefits and other benefits generally available to employees of Fanatics. The offer letter provides for a term ending on the second anniversary of the effective date of the Merger.

If Mr. Greene’s employment with Fanatics is terminated by Fanatics without cause prior to the one-year anniversary of the effective date of the Merger, the offer letter provides that Mr. Greene will be entitled to monthly salary continuation payments for the remainder of the term of the offer letter but no longer than 18 months, subject to the execution and non-revocation of a release.

Mr. Greene’s offer letter is contingent upon the execution of a standard non-disclosure, invention assignment, and restrictive covenants agreement in substantially the same form as the agreement described for Mr. Tannenbaum above.

Any amounts that may become payable to Mr. Greene by Fanatics will be paid in a manner that complies with the applicable requirements of Section 409A of the Code.

Covenants Agreements

In connection with the Merger, Fanatics entered into non-competition and non-solicitation agreements, which we refer to as the Covenants Agreements, with each of Messrs. Greene, Bates and Tannenbaum in their capacities as shareholders of Dreams. The Covenants Agreements include a non-competition provision, which is applicable for the two-, three- or five-year period following the effective time of the Merger for Mssrs. Greene, Bates and Tannenbaum, respectively. The non-competition provision is effective in North America and will extend to any competing business activity. In addition, for the duration of the non-competition period, each of the executives will be prohibited from soliciting employees and customers of Fanatics and its affiliates.

Compensation to Named Executive Officers of Dreams in Connection with the Merger

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” triggered by merger or acquisition transactions to their named executive officers. Dreams does not have any arrangements or understandings with its named executive officers concerning any type of compensation that is based on or otherwise relates to the Merger. The only payments that Dreams’ named executive officers will receive in connection with the Merger are pursuant to the payout of previously vested option awards, as described in the section entitled “Interests of the Directors and Named Executive Officers of Dreams in the Merger — Treatment of Outstanding Equity Awards” beginning on page 33. As a result, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Section 14A of the Exchange Act and Item 402(t) of Regulation S-K under the Echange Act is not applicable to the Merger.

Dissenters’ Rights

Under Utah law, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock as determined by a court. Any of our shareholders electing to exercise dissenters’ rights must comply with the provisions of Part 13 of the Utah BCA, which we refer to as Part 13, in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Part 13 is attached to this proxy statement as Annex D.

The following is a brief summary of the material provisions of the Utah statutory procedures required to be followed by a shareholder in order to dissent from the Merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the text of Part 13. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your right to dissent under Part 13. If you wish to consider exercising your dissenters’ rights, you should carefully review the text of Part 13 contained in Annex D because failure to timely and properly comply with the requirements of Part 13 will result in the loss of your dissenters’ rights under Utah law. Section 16-10a-1320 of the Utah BCA requires that shareholders be notified before the special meeting to vote on the Merger that dissenters’ rights will be available. A copy of Part 13 must be included with such notice. This proxy statement constitutes our notice to our shareholders of the availability of dissenters’ rights in connection with the Merger in compliance with the requirements of Part 13.

If you wish to exercise your dissenters’ rights:

•	You must deliver to us, as set forth below, a written notice of your intent to demand payment for your shares if the Merger is effectuated before the shareholder vote is taken on the Merger Agreement at the special meeting. This written notice of your intent to demand payment for your shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Voting against (by proxy or otherwise) or failing to vote for the Merger itself does not constitute a notice of your intent to demand payment for your shares under Part 13;

•	You must not vote any of your shares in favor of the Merger. Voting any of your shares in favor of the Merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights and will nullify any previously filed written notices of intent to demand payment for your shares;

•	You must be a shareholder as of the date the Merger is approved by the shareholders;

•	You must demand payment in accordance with the terms of a dissenters’ notice, which will be sent to dissenting shareholders within ten days after the Merger is made effective; and

•	You must deposit your certificates in accordance with the terms of the dissenters’ notice.

If you fail to comply with any of these conditions, and the Merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the Merger Agreement, but will have no dissenters’ rights with respect to your shares of our common stock.

All notices of intent to exercise dissenters’ rights should be addressed to Dreams, Inc., Attention: Secretary, 2 South University Drive, Suite 325, Plantation, Florida 33324, should be delivered before the vote on the Merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our common stock. The notice must reasonably inform us of the identity of the shareholder and the intention of the shareholder to demand payment for his, her or its shares of our common stock.

To be effective, a notice of intent to exercise dissenters’ rights by a holder of our common stock must be made by, or in the name of, such record shareholder, fully and correctly, as the shareholder’s name appears on the stock certificate(s), or by the beneficial owner of such shares if such beneficial owner does not also hold the shares of record.

If a record shareholder owns shares on behalf of more than one beneficial owner, such record holder may assert dissenters’ rights with respect to certain beneficial owners and not others, so long as the record shareholder dissents with respect to all shares held on behalf of any given beneficial owner. A beneficial owner may also assert dissenters’ rights on his or her own behalf, provided that such dissenting beneficial owner causes the record shareholder to provide Dreams with a written consent to the exercise of the dissenters’ rights with respect to such shares, and that the beneficial owner dissents with respect to all shares that he or she owns.

Within ten days after the effective date of the Merger, Dreams, as the surviving entity, must give written notice of the effective date of the Merger to each of the Company’s shareholders who has properly filed a written notice of intent to demand payment for shares and who did not vote in favor of the Merger. Such notice must state an address at which Dreams will accept payment demands and an address at which certificates for certificated shares shall be deposited, state to what extent transfer of uncertificated shares will be restricted after the payment demand is received, supply a form for demanding payment, and set a date by which we must receive the payment demand and certificates for certificated shares, which date may not be fewer than 30 and not more than 70 days after the date the notice is given.

A shareholder who receives the dissenters’ notice and wishes to assert dissenters’ rights must send Dreams a payment demand in the form provided in the dissenters’ notice or in another writing, and must deposit certificates for certificated shares in accordance with the dissenters’ notice. In lieu of receipt of a deposit of certificates, we may restrict the transfer of uncertificated shares. A shareholder who does not demand payment and deposit his or her certificate(s) in accordance with the dissenters’ notice will not be entitled to payment for shares under Part 13.

Upon receipt by us of a payment demand, we must pay the amount we estimate to be the fair value of a dissenting shareholder’s shares, plus interest. Such payment must be accompanied by our balance sheet as of the end of our most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, and the latest interim financial statements, along with our estimate of the fair value of the shares and the amount of interest payable with respect to the shares.

A shareholder who believes the payment made by us is less than the fair value of the shares may notify us in writing of his, her or its own estimate of the fair value of the shares and demand payment of the estimated amount, plus interest, less any amount previously paid by us, within 30 days of such payment. Within 60 days of such demand, we must commence a proceeding in Salt Lake County, Utah and petition the court to determine the fair value of the shares and the amount of interest. If we fail to commence the proceeding, we must pay the unresolved amount demanded. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive, and the court may appoint appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount previously paid by us. The court will also determine all costs of the proceeding, which will be assessed against us, except that the court may assess costs against dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable.

In view of the complexity of Part 13, any of our shareholders who may wish to dissent from the Merger and pursue dissenters’ rights should consult their legal advisors. Failure to take any required step in connection with exercising dissenters’ rights may result in the termination or waiver of such rights.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each, as defined below) of Dreams shares whose shares of Dreams common stock are exchanged for cash in the Merger. This summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing, proposed and temporary U.S. Treasury regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or “IRS,” with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger or that any such contrary position would not be sustained by a court. This summary applies only to holders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, shareholders that are, or hold shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and shareholders holding shares that are part of a straddle, hedging, constructive sale or conversion transaction or pursuant to the exercise of employee stock options or otherwise as compensation).

In addition, this summary does not discuss any consequences to shareholders who own shares of Dreams common stock that will directly or indirectly hold an ownership interest in Fanatics or Dreams after the Merger, to holders of options or warrants to purchase shares of Dreams common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Dreams common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of Dreams common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, we use the term “non-U.S. holder” to mean a beneficial owner of shares of Dreams common stock that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.

Because individual circumstances may differ, holders are urged to consult their tax advisor to determine the applicability of the rules discussed below and the particular tax consequences to them in connection with the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders – The Merger

The receipt of cash by a U.S. holder in exchange for our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) and the shareholder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the Merger. A U.S. holder’s adjusted tax basis will generally equal the price the shareholder paid for such common stock. Gain or loss will be determined separately for each block of shares of common stock (that is, shares of common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. holder’s holding period for such shares of common stock is more than one year at the time of consummation of the Merger. Long-term capital gains recognized by a non-corporate U.S. holder (including an individual) are generally eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

U.S. Holders – Information Reporting and Backup Withholding

Payments made to U.S. holders whose shares of our common stock are exchanged for cash pursuant to the Merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the letter of transmittal, certifying that such shareholder is a U.S. person, that the taxpayer identification number provided is correct, and that such shareholder is not subject to backup withholding. Certain U.S. holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders – The Merger

The receipt of cash by a non-U.S. holder in exchange for our common stock pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

•	the gain on shares of our common stock, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder’s permanent establishment in the United States) in which event (i) the non-U.S. holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. holder, but such non-U.S. holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the non-U.S. holder is a corporation, it may also be subject to branch profits tax on such gain at 30% (or such lower rate as may be specified under an applicable income tax treaty);

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of our common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year;

•	the non-U.S. holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates; or

•	the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Dreams’ outstanding common stock at any time during the five years preceding the Merger, and Dreams is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of Dreams’ common stock. Although there can be no assurances in this regard, we believe that Dreams is not currently and has not previously been a “United States real property holdings corporation” for U.S. federal income tax purposes during the past five years.

Non-U.S. Holders – Backup Withholding Tax and Information Reporting

In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of our common stock exchanged for cash in the Merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals Required for the Merger

General

Dreams and Fanatics have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under, or notifications pursuant to the HSR Act and any other applicable antitrust law.

Antitrust in the United States

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Dreams and Fanatics each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Dreams and Fanatics filed their respective notification and report forms with the FTC and the Antitrust Division of the DOJ on April 20, 2012.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Legal Proceedings Regarding the Merger

Following the announcement of the proposed Merger, a putative stockholder class action complaint was filed in the Circuit Court for the 17th Judicial Circuit for Broward County, Florida (the “Florida Court”), against Fanatics, Merger Sub, Dreams, and the individual members of our board of directors. Additional similar lawsuits may be filed in the future.

The complaint generally alleges, among other things, that the members of our board of directors breached their fiduciary duties owed to our public shareholders by entering into the Merger Agreement, approving the proposed Merger, and failing to take steps to maximize our value to our public shareholders; and that Fanatics, Merger Sub, and Dreams aided and abetted such breaches of fiduciary duties. The complaint generally seeks, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed Merger, and other forms of equitable relief.

The complaint has been filed in the Florida Court, but it has not formally been served on Dreams. We believe the claims in the complaint to be without merit and intend to defend this and any similar lawsuit vigorously.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with Delaware General Corporation Law, which we refer to as the DGCL, and Utah BCA, Merger Sub will merge with and into Dreams and the separate corporate existence of Merger Sub will end. We will be the surviving corporation in the Merger and will continue to be a Utah corporation after the Merger and a wholly-owned subsidiary of Fanatics. Our articles of incorporation, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of the articles of incorporation attached as Exhibit A to the Merger Agreement. Our bylaws, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of bylaws attached as Exhibit B to the Merger Agreement.

The directors of Merger Sub at the effective time of the Merger will, from and after the effective time of the Merger, be the initial directors of Dreams, as the surviving corporation.

When the Merger Becomes Effective

On the date as is agreed upon by the parties, Fanatics, Merger Sub and Dreams will file articles of merger with the Division of Corporations and Commercial Code of the State of Utah in accordance with the Utah BCA and file and execute a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the Utah BCA or DGCL. The Merger will become effective at the time the articles of merger and certificate of merger have been filed or on such other date as is agreed upon by the parties and specified in the articles of merger and certificate of merger.

Consideration to be Received Pursuant to the Merger

•

Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger, other shares held by Dreams, Fanatics or Merger Sub or by shareholders who have properly exercised and perfected dissenters’ rights under Utah law, will be converted into the right to receive the $3.45 in cash, without interest, which we refer to as the Merger Consideration.

•

Each share of our common stock owned by Dreams (as treasury stock or otherwise), Fanatics or Merger Sub will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it.

•

Shares held by shareholders who have properly exercised and perfected dissenters’ rights under Utah law will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such shares in accordance with the Utah BCA.

•

Each share of Merger Sub common stock will be converted into and become one share of common stock of Dreams, as the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Our Stock Options and Warrants

Immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase shares of our common stock under any stock option plan will become fully vested to the extent it is not then vested, and will, as of the effective time of the Merger, be cancelled, and each holder of any such option will be entitled to receive a cash payment of an amount equal to the product of:

•	the total number of shares of common stock previously subject to such option; and

•	the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such option.

After the effective time of the Merger, all Dreams stock plans will be terminated and no further options or other rights with respect to common shares will be granted thereunder.

Each unexpired and unexercised warrant to purchase shares of our common stock will, as of the effective time of the Merger, be entitled to receive upon the exercise of such warrant a cash payment of an amount equal to the product of:

•	the total number of shares of common stock previously subject to such warrant; and

•	the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such warrant.

Payment for Dreams Common Stock in the Merger

Fanatics intends to use a paying agent to pay the aggregate Merger Consideration. Prior to the effective time of the Merger, Fanatics or Merger Sub must deposit with the paying agent the Merger Consideration to which holders of common shares will be entitled at the effective time of the Merger, together with the aggregate warrant payments. Promptly after the effective time of the Merger, the paying agent will mail to each holder of record of a certificate or certificates that represented common shares or non-certificated common shares represented by book-entry a letter of transmittal and instructions for effecting the surrender of the certificates or book-entry shares in exchange for payment of the Merger Consideration.

Upon surrender of the certificates and book-entry shares for cancellation to the paying agent and upon delivery of a letter of transmittal, duly executed and in proper form, the holder of such certificates or book-entry shares will be entitled to receive the Merger Consideration for each common share formerly represented by such certificates and for each book-entry share. Any certificates and book-entry shares so surrendered will be cancelled. The person requesting such payment must have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate.

At the effective time of the Merger, the stock transfer books of Dreams will be closed and there will be no further registration of transfers of common shares on the stock records of Dreams. From the effective time of the Merger, the holders of certificates and book-entry shares outstanding immediately prior to the effective time of the Merger will cease to have any rights with respect to such common shares except as provided for by the Merger Agreement or applicable law. After the effective time of the Merger, any certificates which are presented to Dreams will be cancelled and exchanged as provided in the Merger Agreement.

Lost Certificates

If any certificate is lost, stolen or destroyed, the paying agent will deliver the applicable Merger Consideration due in respect of the shares formerly represented by that certificate if:

•	the holder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Dreams, the shareholder posts a bond in a reasonable amount designated by Dreams as indemnity against any claim that may be made with respect to such certificate.

Unclaimed Amounts

At any time following one year after the effective time of the Merger, Dreams may require the paying agent to deliver to it any funds not disbursed to holders of certificates or book-entry shares. Thereafter such holders will be entitled to look only to Dreams for payment payable upon due surrender of their certificates or book-entry shares. If, prior to six years after the effective time of the Merger, any holder of certificates or book-entry shares has not complied with the procedures in the Merger Agreement to receive payment, the payment in respect of such certificates or book-entry shares will become the property of Dreams, free and clear of all claims or interest of any person previously entitled thereto. Neither Dreams nor the paying agent will be liable to any holder of a certificate or book-entry shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The representations and warranties of Dreams contained in the Merger Agreement (i) have been made for purposes of the Merger Agreement, (ii) have been qualified by matters specifically disclosed in any reports filed by us with the SEC prior to the date of the Merger Agreement and disclosure schedules delivered by Dreams to Fanatics and Merger Sub prior to the execution of the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement, which might differ from what is viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties and were not intended to be treated as categorical statements of fact. The Merger Agreement should not be read alone, but should instead be read in conjunction with the information provided elsewhere in this document and in our filings with the SEC. See “Where You Can Find More Information” beginning on page 58.

The Merger Agreement contains a number of representations and warranties made by us, Fanatics and Merger Sub that relate to, among other things:

•	corporate existence, good standing, due organization and qualification to conduct business;

•	due authorization, execution, delivery and validity of the Merger Agreement;

•	governmental authorization necessary to complete the Merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the Merger;

•	disclosure documents relating to the Merger Agreement; and

•	finders’ fees and fees payable to financial advisors in connection with the Merger.

Our representations and warranties relate to, among other things:

•	our organizational documents and those of our subsidiaries;

•	our capital structure;

•	our subsidiaries, including their corporate existence, good standing, due organization and qualification to conduct business and the absence of any conflict with their organizational documents or any violation of their agreements, laws or regulations as a result of the consummation of the Merger;

•	compliance with applicable laws and possession of authorizations, licenses, permits, certificates, approvals and clearances by us and our subsidiaries;

•	our filing with the SEC, the absence of untrue statement of a material fact or omissions, and the accuracy of information, including financial information, contained in these documents;

•	our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal and disclosure controls;

•	the maintenance of our books and records;

•	the absence of undisclosed material liabilities;

•	the absence of material changes and events concerning us and our subsidiaries since December 31, 2011;

•	matters relating to the Employee Retirement Security Act of 1974, as amended, and our employee benefits;

•	matters relating to labor and other employment matters;

•	our material contracts and those of our subsidiaries and performance obligations thereunder;

•	pending or threatened material litigation or investigations against us and our subsidiaries;

•	our compliance and our subsidiaries’ compliance with applicable environmental laws;

•	matters relating to our intellectual property and that of our subsidiaries;

•	completion and accuracy of our tax filings and payment of our taxes;

•	our maintenance of insurance;

•	matters relating to our assets and those of our subsidiaries;

•	matters relating to our and our subsidiaries’ leased real property and the leases related to our leased real property;

•	the receipt of a fairness opinion from our financial advisor;

•	the accuracy of the statements and information supplied in this proxy statement; and

•	the required vote of our shareholders.

Fanatics and Merger Sub also make representations and warranties relating to availability of the Merger Consideration, absence of litigation, the accuracy of the statements and information supplied in this proxy statement and lack of ownership of our common stock. In connection with the signing of the Merger Agreement, Fanatics entered into a definitive equity financing with certain investment funds or private equity funds affiliated with Insight Venture Partners.

Many of our representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be (i) materially adverse to the business, financial condition, assets, liabilities or results of operations of Dreams and Dreams’ subsidiaries, taken as a whole, or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Dreams of any of its material obligations under the Merger Agreement; provided, however, that, in the case of clause (i), none of the following are deemed to constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect:

•	changes generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region where we and our subsidiaries conduct business to the extent such changes do not materially adversely affect Dreams or Dreams’ subsidiaries in a disproportionate manner relative to other companies in such regions;

•	changes in the industries in which Dreams and Dreams’ subsidiaries operate, to the extent such changes do not materially adversely affect Dreams and Dreams’ subsidiaries in a disproportionate manner relative to other participants in such industries;

•	any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated by the Merger Agreement, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships;

•	any change arising from or relating to compliance with the terms of the Merger Agreement, or action taken, or failure to act, to which Fanatics has consented;

•	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, to the extent Dreams and Dreams’ subsidiaries are not materially and disproportionately affected thereby;

•	changes in laws after the date of the Merger Agreement;

•	changes in generally accepted accounting principles in the U.S., or GAAP, after the date of the Merger Agreement;

•	any failure by Dreams to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in the forgoing clauses of this definition); or

•	a decline in the price of Dreams common stock on the NYSE Amex Equities Exchange or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described the forgoing clauses of this definition).

The representations and warranties of the parties to the Merger Agreement will expire upon the effective time of the Merger or the termination of the Merger Agreement.

Conduct of the Business Pending the Merger

Interim Operations of Dreams

We agreed that, between the date of the Merger Agreement and the effective time of the Merger, we and our subsidiaries will conduct our operations only in the ordinary and usual course of business and comply in all material respects with all applicable laws. In addition, we have agreed that, among other things and subject to certain exceptions, we are restricted from and must prevent any of our subsidiaries from, without Fanatics’ prior written consent:

•	amending our or our subsidiaries’ organizational documents;

•	issuing, selling, pledging, disposing, transferring, encumbering or granting any shares of capital stock, securities convertible, options, warrants or any other rights to acquire shares of capital stock or other equity interests;

•	selling, pledging, disposing of, transferring, leasing, licensing, guaranteeing, encumbering material assets, except commitments in the ordinary course or business consistent with past practice;

•	declaring or paying any dividend with respect to our capital stock or enter into any agreement with respect to the voting or registration of our capital stock;

•	reclassifying, combining, splitting, subdividing or amending the terms of, or redeeming, purchasing or otherwise acquiring, directly or indirectly, any of our capital stock or any other securities;

•	acquiring any interest in any entity or any assets, other than acquisitions of inventory or assets in the ordinary course of business;

•	incurring any indebtedness for borrowed money or issuing any debt securities or assuming, guaranteeing or otherwise as an accommodation becoming responsible for, the obligations of any person, with certain exceptions;

•	increasing compensation or benefits payable to our directors, officers or employees or grant or pay any bonuses to any such persons, with certain exceptions, adopting, entering into or amending any material Dreams benefit plan, except in the ordinary course of business, or hiring any employee whose total annual cash compensation will exceed $100,000;

•	entering into any new real property leases;

•	making any material modifications, upgrades or changes to any software, computer system or other technology that is material to the operation of Dreams or Dreams’ subsidiaries;

•	making any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•	making or changing any tax election or settle or compromise any liability for taxes other than as set forth on Dreams’ disclosure schedule; or

•	authorizing or entering into any contract that would be a material contract or otherwise make any commitment to do any of the foregoing.

Board of Directors’ Recommendation and Actions; Special Meeting of the Dreams Shareholders and Company Actions

Our board of directors unanimously voted to recommend the approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger by our shareholders and to call a special meeting for this purpose. Unless the Merger Agreement is terminated, we have agreed in the Merger Agreement to convene a meeting of our shareholders for the purpose of obtaining the shareholders’ approval of the Merger and to use reasonable best efforts to solicit the approval of the Merger Agreement by our shareholders. We have agreed to hold the special meeting and submit the approval of the Merger Agreement and the Merger to our shareholders whether or not our board of directors has changed its recommendation with respect to the Merger or an Acquisition Proposal or Superior Proposal (each as defined below) has been publicly proposed or announced or submitted to Dreams. We have also agreed not to submit to the vote of our shareholders any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of our shareholders with respect to the Merger at the special meeting.

Except as expressly permitted by the terms of the Merger Agreement, we have agreed in the Merger Agreement that neither the board of directors nor any committee of the board of directors will directly or indirectly take any of the following actions:

•	withdraw or change, amend, modify or qualify in a manner adverse to Fanatics, or publicly propose to withdraw or change, amend, modify or qualify in a manner adverse to Fanatics, the board of directors’ recommendation in favor of the Merger;

•	approve or recommend, or publicly propose to approve or recommend a competing Acquisition Proposal; or

•	take any other action or make any other proposal or statement inconsistent with the board of directors’ recommendation in favor of the Merger.

Solicitation of Acquisition Proposals

The Merger Agreement provides, from and after the date of execution, Dreams, our subsidiaries and representatives will not: (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Dreams to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach our obligations thereunder, (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in Dreams’ articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal, or (iv) agree to do any of the foregoing.

However, if at any time prior to shareholder approval of the Merger Agreement (i) Dreams has received a bona fide written Acquisition Proposal from a third party and (ii) Dreams’ board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal, then Dreams may furnish information and participate in discussions or negotiations with the third party; provided that Dreams requires such person to enter into a confidentiality agreement that is similar to the confidentiality agreement between Dreams and Fanatics and provides Fanatics any information which was not previously provided to Fanatics.

Dreams must promptly notify Fanatics in the event that Dreams receives any such Acquisition Proposal, inquiry or request for non-public information relating to Dreams other than information in the ordinary course of business unrelated to an Acquisition Proposal. Dreams must keep Fanatics reasonably informed on a current basis of the status of any Acquisition Proposal, request or inquiry and any material developments, discussions and negotiations. Dreams must promptly notify Fanatics if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to the Merger Agreement and must give advance written notice before effecting a change of recommendation relating to a Superior Proposal.

If Dreams receives an Acquisition Proposal which Dreams’ board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, Dreams’ board may effect a change of recommendation with respect to such Superior Proposal or, if our shareholders have failed to approve the Merger Agreement and the Merger at the special meeting, terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. However, Dreams’ board may not effect a change of recommendation relating to a Superior Proposal or terminate the Merger Agreement unless Dreams has negotiated in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

For purposes of Merger Agreement, “Acquisition Proposal” means any bona fide written offer or proposal concerning any (i) merger, consolidation, other business combination or similar transaction involving Dreams, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, recapitalization, dissolution, share exchange, joint venture or otherwise, of assets of Dreams (including equity interests of Dreams subsidiaries) or any of Dreams subsidiaries representing 20% or more of the consolidated assets, revenues or net income of Dreams and Dreams subsidiaries, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, recapitalization, dissolution, share exchange, joint venture or similar transaction) by any person of equity interests representing 20% or more of the voting power of Dreams, (iv) transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power of Dreams (including any tender offer or exchange offer for such equity interests), or (v) any combination of the foregoing (in each case, other than the Merger).

For purposes of Merger Agreement, “Superior Proposal” means an Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “all or substantially all”) made by a third party which, in the good faith judgment of Dreams board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to Dreams’ shareholders, from a financial point of view, than the Merger and the transactions contemplated thereby (taking into account any changes to the terms of and conditions of the Merger Agreement proposed by Parent in writing in response to such proposal).

Other Covenants

Indemnification and Insurance

Prior to the closing, Fanatics must purchase for the benefit of Dreams’ directors and officers an insurance and indemnification tail policy that provides coverage for a period of six years from and after the effective time of the Merger for events occurring prior to the effective time of the Merger that is substantially equivalent to and in any event not less favorable in the aggregate than Dreams’ existing policy. However, Fanatics is not be required to purchase the policy if such policy exceeds 250% of the last annual premium paid prior to the date of the Merger Agreement multiplied by six. If the premium for such insurance coverage exceeds such amount, Fanatics must purchase the most advantageous policy not exceeding such amount.

In the event Fanatics or Dreams (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving entity will assume the obligations described above.

Efforts Covenant

Dreams, Fanatics and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the Merger and the other transactions contemplated by the Merger Agreement. Dreams, Fanatics and Merger Sub have agreed to make appropriate filings pursuant to any applicable competition laws, including the filings described under “The Merger — Regulatory Approvals Required for the Merger,” beginning on page 40.

Certain Other Covenants

The Merger Agreement contains additional mutual covenants, including covenants relating to preparation of this proxy statement, cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental consents or approvals, public announcements and further assurances.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of Fanatics, Merger Sub and Dreams to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

•	approval of the Merger Agreement by our shareholders;

•	absence of legal prohibitions on completion of the Merger; and

•	expiration of any applicable waiting periods under the HSR Act and receipt of all clearances under any applicable antitrust law.

Additional Closing Conditions for the Benefit of Fanatics and Merger Sub

The obligation of Fanatics and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•	all of the representations and warranties of Dreams that are qualified by a “Material Adverse Effect” must be true and correct, and all other representations and warranties of Dreams must be true and correct in all material respects, in each case as of the effective time of the Merger, except for any inaccuracies in any representations and warranties where the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Material Adverse Effect;

•	Dreams shall have performed in all material respects our obligations required to be performed by us at or prior to the effective time of the Merger;

•	Dreams shall have delivered a certificate signed by our chief executive officer or another senior officer to the foregoing effect; and

•	a Material Adverse Effect shall not have occurred and be continuing as of the effective time of the Merger;

Additional Closing Conditions for the Benefit of Dreams

Our obligation to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•	the representations and warranties of Fanatics and Merger Sub set forth in the Merger Agreement must be true and correct in all material respects as of the effective time of the Merger with certain exceptions;

•	Fanatics and Merger Sub shall have performed in all material respects their obligations required to be performed by them at or prior to the effective time of the Merger; and

•	Fanatics shall have delivered a certificate signed by the chief executive officer or another senior officer of Fanatics to the foregoing effect.

Employee Benefit Matters

Dreams must terminate the Dreams, Inc. 401(k) Plan effective as of or immediately prior to the closing date of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time whether before or after approval of the Merger by the shareholders of Dreams, in any of the following ways:

•	by mutual written consent of Fanatics and Dreams, at any time prior to the effective time of the Merger;

•	by either Fanatics or us if:

•	the closing has not have occurred on or before October 12, 2012; provided, however that the right to terminate the Merger Agreement on or after such date will not be available (i) to any party whose breach of the Merger Agreement has caused or resulted in the failure of the closing to have occurred on or before October 12, 2012, or (ii) to Dreams unless our special meeting shall have occurred;

•	our shareholders fail to approve the Merger Agreement and approve the Merger; or

•	there is a permanent legal prohibition prior to the effective time of the Merger, provided that the right to terminate will not be available for any party whose failure to comply with its obligations regarding the HSR Act or any other applicable law resulted in such legal prohibition;

•	by Fanatics if:

•	at any time prior to receipt of Dreams’ shareholder approval if (i) a change of recommendation has occurred, (ii) Dreams has breached any of our obligations with respect to the no solicitation provisions of the Merger Agreement or otherwise has determined to accept a Superior Proposal, (iii) Dreams has failed to include Dreams’ board recommendation in the proxy statement that is mailed to shareholders in accordance with the Merger Agreement, or (iv) Dreams or Dreams’ board (or any committee thereof) publicly proposes to do any of the foregoing;

•	we breach or fail to perform any representation, warranty or covenant or other agreements under the Merger Agreement that would cause the conditions to closing not to be satisfied and has not been or is incapable of being cured by us within 30 calendar days after written receipt of notice of the breach from Fanatics;

•	by us if:

•	if Fanatics breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement that would cause the conditions to closing not to be satisfied and has not been or is incapable of being cured by Fanatics within 30 calendar days after written receipt of notice of the breach from us.

The right to terminate the Merger Agreement is not be available to any party (i) that is in material breach of its obligations under the Merger Agreement or (ii) whose failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the Merger Agreement.

If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any party other than the payment of a termination fee in certain circumstances discussed below. However, the provisions of the Merger Agreement relating to the termination fees and expenses and the general provisions including non-survival of representations, warranties and agreements, governing law, succession and assignment and jurisdiction and waiver of jury trial, as well as the confidentiality agreement will continue in effect notwithstanding termination of the Merger Agreement. In addition, no termination will relieve any party of any liability or damages resulting from willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Fees and Expenses

The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed.

We have agreed in the Merger Agreement to pay Fanatics a fee of $5.5 million if:

•	Fanatics terminates the Merger Agreement as a result of (i) our failure to include our board recommendation in the proxy statement that is mailed to our shareholders, (ii) a change of recommendation of our board with respect to the Merger; (iii) a breach of any of our obligations with respect to the prohibitions on solicitations contained in the Merger Agreement or our determination to accept a Superior Proposal; or (iv) our public proposal to do any of the foregoing;

•	either we or Fanatics terminates the Merger Agreement as a result of the closing of the Merger not having occurred by October 12, 2012 and (i) we enter into an agreement relating to an Acquisition Proposal or consummate an Acquisition Proposal within 12 months of such termination, which Acquisition Proposal had been publicly disclosed prior to the special meeting, or (ii) our board has changed its recommendation for any reason other than in connection with an Acquisition Proposal; or

•	either we or Fanatics terminates the Merger Agreement as a result of a failure of our shareholders to approve the Merger Agreement at the special meeting and (i) we enter into an agreement relating to an Acquisition Proposal or consummate an Acquisition Proposal within 12 months of such termination, which Acquisition Proposal had been publicly disclosed prior to the special meeting, or (ii) our board has changed its recommendation for any reason other than in connection with an Acquisition Proposal.

Amendments; Waivers

At any time prior to the effective time of the Merger, Fanatics and Merger Sub, on the one hand, and Dreams, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered, and (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement; provided, however, that after any approval of this Agreement by Dreams’ shareholders, there may not be any extension or waiver of the Merger Agreement which decreases any Merger Consideration or which adversely affects the rights of Dreams’ shareholders under the Merger Agreement without the approval of such shareholders. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SUPPORT AGREEMENTS

The following summary describes certain material provisions of the Support Agreements. This summary is not complete and is qualified in its entirety by reference to the Support Agreements, forms of which are attached to this proxy statement as Annexes B-1 and B-2 and incorporated into this proxy statement by reference. We urge you to read carefully the Support Agreements in their entirety because this summary may not contain all the information about the Support Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Support Agreements and not by this summary or any other information contained in this proxy statement.

Voting Arrangements and Related Provisions

In connection with the Merger Agreement, Ross Tannenbaum, our CEO, Sam Battistone, our Chairman of the Board, David Greene, our SVP, Kevin Bates, Division President-Retail, Warren Greene, Richard Greene and Frost Gamma Investment Trust, who collectively hold approximately 35% of the aggregate voting power of Dreams, have entered into voting and support agreements, to which we refer as the Support Agreements, that require them to vote all of their shares of our common stock in favor of the approval of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and the approval of any other matter required to be approved by our shareholders in order to effect the transactions contemplated by the Merger Agreement. Each of these shareholders also agreed to vote all of their shares of our common stock against the following actions:

•	any agreement or arrangement constituting or relating to any Acquisition Proposal (as defined in “The Merger Agreement — Solicitation of Acquisition Proposals” beginning on page 47);

•	any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Dreams or our subsidiaries; and

•	any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Each of the shareholders subject to the Support Agreement has irrevocably granted to, and appointed Fanatics as that party’s attorney and proxy to vote, or grant a consent or approval in respect of, that party’s shares of our common stock in the manner describe above. The proxy granted under the Support Agreements is irrevocable unless the Support Agreement is terminated in accordance with its terms.

The shareholders subject to the Support Agreements also have agreed, among other things:

•	not to transfer or otherwise dispose, tender or grant a proxy with respect to their shares of our common stock;

•	to waive, in connection with the Merger and the other transactions contemplated by the Merger Agreement, any dissenters’ rights they may have with respect to their shares of our common stock;

•	not to, directly or indirectly, solicit or knowingly encourage any third party to make an Acquisition Proposal or assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal.

The obligations of the shareholders under the Support Agreements to vote in favor of the Merger and against any alternative Acquisition Proposals will terminate if the Merger Agreement is terminated or if the Merger Agreement is amended to reduce the Merger Consideration or make any other change that is materially adverse to the shareholders.

In the event the Merger Agreement is terminated and a termination fee is required to be paid by Dreams, Mr. Tannenbaum has agreed to disgorge to Fanatics 50% of any amounts in excess of $3.45 per share that he receives as a result of an Acquisition Proposal, if the agreement with respect to such Acquisition Proposal is entered into or consummated within twelve months of the termination of the Merger Agreement. Mr. Tannenbaum has also agreed to disgorge to Fanatics 50% of any amounts in excess of $3.45 per share he receives if an Acquisition Proposal has been made, the effective time of the Merger has occurred, and Fanatics has for any reason increased the amount of the Merger Consideration.

The Support Agreements relate to the shareholders’ actions in their capacity as shareholders and do not prevent any action or inaction by the shareholders in their respective capacities as a director, officer or other fiduciary of Dreams.

ADJOURNMENT OF THE SPECIAL MEETING

We may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting. If the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting.

If during the five business days prior to the special meeting we receive an Acquisition Proposal, or if the price or terms of a previously received Acquisition Proposal are modified, we may delay the special meeting for up to seven business days.

Our board of directors recommends that you vote “FOR” any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE Amex Equities Exchange under the symbol “DRJ.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the NYSE.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year ending December 31, 2012 (through [ — ], 2012)
High	$3.04	[—]
Low	$2.10	[—]
Fiscal Year ended December 31, 2011
High	$3.11	$2.65	$2.92	$2.50
Low	$1.93	$2.04	$1.66	$1.73
Fiscal Year ended December 31, 2010
High	$1.64	$1.54	$1.90	$2.67
Low	$1.47	$1.28	$1.88	$2.55

The following table sets forth the closing price per share of our common stock, as reported on the NYSE on April 13, 2012, the last full trading day before the public announcement of the Merger Agreement, and on [•], 2012, the latest practicable trading day before the printing of this proxy statement, and the corresponding merger consideration premium to such closing prices expressed as a percentage:

	Common Stock Closing Price	Merger Consideration Premium
April 13, 2012	$2.61	32.2%
[•], 2012	[•]	[•]

Following the Merger, there will be no further market for our common stock and our stock will be delisted from the NYSE Amex Equities Exchange and deregistered under the Exchange Act.

Under the Merger Agreement, we have agreed not to pay any cash dividends on our common stock before completion of the Merger or the earlier termination of the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the ownership of our common stock as [    —    ], 2012 (or, in the case of known beneficial owners of more than five percent of our common stock other than our directors and executive officers, as of the date indicated in the respective footnotes below) for: (1) each director; (2) each of the named executive officers; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on [    —    ] shares of our common stock outstanding as of [    —    ], 2012, as adjusted pursuant to rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares Owned		Percent of Class
Sam D. Battistone 2 South University Drive, Suite 325 Plantation, Florida 33324	1,416,005	(2)	3.1%

Ross Tannenbaum 2 South University Drive, Suite 325 Plantation, Florida 33324	7,830,515	(3)	17.1%

Dorothy Sillano 2 South University Drive, Suite 325 Plantation, Florida 33324	24,539		*

Dale Larsson 1776 North State Street, Suite 160 Orem, UT 84057	95,491	(4)	*

Kevin Bates 2 South University Drive, Suite 325 Plantation, Florida 33324	254,364		*

David M. Greene 2 South University Drive, Suite 325 Plantation, Florida 33324	469,083	(5)	1.0%

Steven Rubin 4400 Biscayne Blvd Miami, FL 33137	62,051	(6)	*

David Malina 4400 Biscayne Blvd Miami, FL 33137	30,000	(7)	*

Frost Gamma Investment Trust (8) 4400 Biscayne Blvd Miami, FL 33137	4,244,872		9.3%

William Blair & Company, LLC (9) 222 West Adams Chicago, IL 60606	5,823,516		12.7%

All Executive Officers and Directors as a group (8 persons)(10)	10,182,048		22.6%

See footnotes below.

*	Less than 1.0%
(1)	Unless otherwise indicated, the address for each person is 2 South University Drive, Suite 325, Plantation, Florida 33324.
(2)	Includes 20,000 shares which are the subject of stock options.
(3)	Includes 153,692 shares which are the subject of stock options.
(4)	Includes 30,000 shares which are the subject of stock options
(5)	Includes 68,083 shares which are the subject of stock options.
(6)	Includes 30,000 shares which are the subject of stock options.
(7)	Includes 30,000 shares which are the subject of stock options.
(8)	Dr. Phillip Frost has ultimate voting and investment control over the shares held by Frost Gamma Investment Trust.
(9)

Based solely on the information provided by William Blair & Company, LLC of this number to Dreams on March 1, 2012. Mr. Mike Balkin and Karl Brewer have investment control over the shares held by William Blair & Company, LLC. William Blair & Company’s policy is to vote proxies of its clients solely in the interest of their participants and beneficiaries and for the exclusive purpose of providing benefits to them. The firm’s written procedures contain steps for complying with this policy and specifically address the resolution of conflicts of interest, disclosure to clients, and the provision of requested copies of the proxy voting policy statement and procedures, as required by Rule206(4)-6 under the Investment Advisers Act of 1940. William Blair & Company’s Proxy Committee (composed of representatives from Operations, Compliance, Research and Trading) meets to discuss and vote on proposals not addressed by its proxy voting guidelines.

(10)	The directors and officers have sole voting and investment power as to the shares beneficially owned by them.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of shareholders of Dreams. However, if the Merger is not completed, Dreams shareholders will continue to be entitled to attend and participate in Dreams shareholders’ meetings. If the Merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the Merger is not completed, Dreams will inform its shareholders, by press release or other means determined reasonable by Dreams, of the date by which shareholder proposals must be received by Dreams for inclusion in the proxy materials relating to Dreams’ 2012 annual meeting, which proposals must comply with the rukles and regulations of the SEC then in effect.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Dreams filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 29, 2012); and

•	Current Reports on Form 8-K with filing dates of April 16, 2012 and April 17, 2012.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement (in each case, other than information and exhibits “furnished” to and not filed with the SEC in accordance with SEC rules and regulations). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Attention: Secretary

(954) 377-0002

If you would like to request documents from us, please do so by [  —  ], 2012, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, www.dreamscorp.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Attention: Secretary

Telephone: (954) 377-0002

Facsimile: (954) 475-8785

MISCELLANEOUS

Dreams has supplied all information relating to Dreams, and Fanatics has supplied, and Dreams has not independently verified, all of the information relating to Fanatics and Merger Sub contained in “Summary — Parties to the Merger,” “The Merger — Financing,” and “The Merger — Parties to the Merger.”

You should not send in your Dreams stock certificates until you receive the transmittal materials from the paying agent. Our record shareholders who have further questions about their stock certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

Fanatics, Inc.,

Sweet Tooth Acquisition Corp.

and

Dreams, Inc.

Dated as of April 13, 2012

i

ii

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is dated as of April 13, 2012 (this “Agreement”) and is by and among Fanatics, Inc., a Delaware corporation (“Parent”), Sweet Tooth Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and Dreams, Inc., a Utah corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the parties hereto entered into this Agreement on April 13, 2012 and are executing this amended and restated version of this Agreement on April 17, 2012 to correct certain clerical errors and/or omissions;

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Utah Revised Business Corporation Act (the “Utah BCA”), with the Company continuing as the Surviving Corporation (the “Merger”), whereby all shares of the Company’s common stock, no par value per share (“Common Shares,” or “Company Common Stock”) (other than Common Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and (iii) recommended that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”);

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into Support Agreements with Parent and the Purchaser (the “Support Agreements”); and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1. THE MERGER

1.1 The Merger ; Effect of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Utah BCA and the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the Utah BCA and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be as set forth on Exhibit A attached hereto until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be as set forth on Exhibit B attached hereto until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause articles of merger (“Articles of Merger”) to be executed and filed with the Division of Corporations and Commercial Code of the State of Utah in accordance with the Utah BCA and an appropriate certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the Utah BCA or DGCL. The Merger shall become effective at the time the Articles of Merger and Certificate of Merger shall have been duly filed or such other date and time as is agreed upon by the parties and specified in the Articles of Merger and Certificate of Merger, which date and time shall occur at the same instant (such date and time being herein referred to as the “Effective Time”).

ARTICLE 2.

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Common Share issued and outstanding immediately prior to the Effective Time, other than Common Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive $3.45, payable to the holder in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the certificate formerly representing such Common Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Common Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Common Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the aggregate Merger Consideration in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Warrant Payments. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Common Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Common Shares (the “Certificates”) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”), in each case, which Common Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Common Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Common Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Common Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving

Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Warrant Payment otherwise payable pursuant to this Agreement to any holder of Common Shares or Company Warrants, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law, including with respect to stock transfer Taxes payable by the seller. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) and Section 2.1(b) hereof.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to demand and has properly demanded payment for such Common Shares in accordance with, and who complies in all respects with, Section 16-10a-1301, et seq. of the Utah BCA (such Common Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 16-10a-1301, et seq. of the Utah BCA. If any such shareholder fails to perfect or otherwise waives, withdraws or loses his right to demand payment under Section 16-10a-1301, et seq. of the Utah BCA or other applicable Law, then the right of such shareholder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company pursuant to Section 16-10a-1301, et seq. of the Utah BCA, attempted withdrawals of such demands and any other instruments served pursuant to the Utah BCA and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Company Options; Restricted Stock; Stock Plans.

(a) Treatment of Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) the vesting and exercisability of each then unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”), granted under any stock option plan of the Company, including the Company’s 2006 Equity Incentive Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), held by any Person then performing services as an employee, director or consultant of the Company immediately prior to the Effective Time shall be fully accelerated, and (ii) each then unexpired and unexercised Company Option, without regard to the identity of the holder, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payments. Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Plans and the stock option agreements evidencing the Company Options (including, to the extent necessary, obtaining consent of the holders of the Company Options) to effectuate the actions contemplated by this Section 2.4(a).

(b) Treatment of Restricted Stock. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) the vesting of all then unvested restricted shares of Company Common Stock (the “Restricted Stock”) awarded under the Company Stock Plans held by any Person then performing services as an employee, director or consultant of the Company immediately prior to the Effective Time shall be fully accelerated, and (ii) each then outstanding share of Restricted Stock shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in Section 2.1(a), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Stock (including, to the extent necessary, obtaining consent of the holders of the Restricted Stock) to effectuate the actions contemplated by this Section 2.4(b).

(c) Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options or other rights with respect to Common Shares shall be granted thereunder.

2.5 Treatment of Warrants. At the Effective Time, each warrant to purchase Common Shares (the “Company Warrants”) that is issued, unexpired and unexercised immediately prior to the Effective Time and not terminated pursuant to its terms in connection with the Merger shall be entitled to receive upon the exercise of such Company Warrant a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Common Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”). From and after the Effective Time, any such Company Warrant shall no longer be exercisable by the former holder thereof for any Common Shares or capital stock of the Surviving Corporation, but shall only entitle such holder to the payment of the Warrant Payment upon exercise of such Company Warrant. The Company will use its reasonable best efforts to give any necessary notices required under the Company Warrants that are required to consummate the transactions contemplated by this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof, or (ii) the corresponding Section of the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has delivered or caused to be delivered to Parent and the Purchaser true and complete copies of the currently effective articles of incorporation of the Company, as amended or supplemented by amendment, correction, elimination or other certificates listed on Section 3.1(b) of the Company Disclosure Schedule (the “Company Articles”) and bylaws of the Company, as amended (the “Company Bylaws”), and the articles or certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is not in violation of the Company Articles or Company Bylaws, and none of the Company Subsidiaries is in violation of its respective organizational or governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which each of the Company and the Company Subsidiaries is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 10,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of the close of business on April 11, 2012, (A) 44,670,304 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (C) 689,326 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (D) 838,023 shares of Company Common Stock were issuable upon exercise of Company Options outstanding as of such date, and (E) 335,714 shares of Company Common Stock were reserved for issuance and issuable upon exercise of Company Warrants outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. Except as set forth in this Section 3.2(a) or as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since April 11, 2012, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.2(a) or Section 3.2(a) of the Company Disclosure Schedule.

(b) The Company has previously provided Parent with a true and complete list, as of the date hereof, of (i) each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof, and (ii) each outstanding share of Restricted Stock, the grant date, the vesting schedule thereof, and the name of the holder thereof. Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, since December 31, 2011, the Company has not issued any Company Stock or Company Options under the Company Stock Plans. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Each Company Option and each Restricted Stock award has been granted pursuant to the Company’s form of stock option agreement and form of restricted stock award agreement, respectively, true and complete copies of which have been made available to Parent prior to the date hereof.

(c) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Warrant, the grant dates, expiration dates, exercise price and vesting schedules thereof and the names of the holders thereof. All shares of Company Common Stock subject to issuance under the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in Company Warrants, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding Company Warrants have been granted pursuant to the warrant agreements identified on Section 3.2(c) of the Company Disclosure Schedule, true and complete copies of which have been provided to Parent prior to the date hereof.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedule or pursuant to applicable securities Laws, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The transactions contemplated by this Agreement will not be subject to the Utah Control Shares Acquisition Act (Utah Code Ann. § 61-6-1 et seq.), and no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or any other transaction contemplated by this Agreement or the Support Agreements. The Company has not adopted a shareholder rights plan, “poison pill” or any similar anti-takeover device.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; or (c) Except as set forth on Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Articles of Merger as required by the Utah BCA, and the Certificate of Merger as required by the DGCL, (b) the Company Shareholder Approval, (c) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Law, (d) compliance with the applicable requirements of the Exchange Act and the Securities Act, (e) such filings or notices as may be required under the rules and regulations of the NYSE Amex exchange and (f) such consent under the Company’s financing agreements with PNC Bank.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company or such Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company or any Company Subsidiary is in material conflict with, or in material default or material violation of, (x) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2009, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects,

(B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) Without limiting the generality of Section 3.7(a), (i) neither of Goldstein Schechter Koch P.A. or Kramer Weisman and Associates, LLP have resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(c) The Inventory of the Company, in all material respects, (i) is accounted for at the lower of cost or market with cost as determined by using the specific identification and average cost method, in accordance with GAAP consistently applied, (ii) except as reflected in the Company’s excess inventory reserve, does not include any items which are obsolete or of a quantity or quality not usable or salable in the ordinary course of business consistent with past practice, and (iii) includes only items sold by the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice. As used in this Agreement, “Inventory” means all inventory, including raw material, work in process and finished goods, that is usable or salable by the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice, with current packaging.

3.8 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s system of internal control over financial reporting is designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made only in accordance with the authorization of management or the Company’s Board of Directors, as applicable, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies, material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers, auditors, accountants or representatives has received or has otherwise become aware of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE Amex exchange.

3.9 Books and Records. Since January 1, 2009, the books and records of the Company and each Company Subsidiary have been, and are being, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain complete and correct records of all meetings and other corporate actions held or taken since January 1, 2009 of their respective shareholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) specifically reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2011 or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2011, (c) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (d) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be recorded or reflected on a balance sheet or the notes thereto under GAAP.

3.11 Absence of Certain Changes or Events.

(a) Since December 31, 2011, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since December 31, 2011, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any Company Subsidiary from December 31, 2011 through the date of this Agreement to:

(i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(ii) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(iii) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(iv) make or change any Tax election or settle or compromise any liability for Taxes; or

(v) write up, write down or write off the book value of any assets, in the aggregate, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are maintained, sponsored or contributed to by the Company or any ERISA Affiliate, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.12, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. True and complete copies of each Company Benefit Plan and all amendments thereto have been made available by the Company to Parent.

(b) To the Company’s Knowledge, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws.

(c) There is no pending or, to the Company’s Knowledge, threatened legal action, suit or claim relating to the Company Benefit Plans (other than routine claims for benefits), including any audit or inquiry from the Internal Revenue Service or the United States Department of Labor.

(d) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and to the Company’s Knowledge no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(e) To the Company’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(f) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has, within the past six years, sponsored, maintained, contributed to or had an obligation to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(g) No Company Benefit Plan exists and there are no other contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer, contractor, consultant or shareholder of the Company or any Company Subsidiary that, individually or collectively, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to result in the payment or series of payments by the Company or any Company Subsidiary to any person of an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(h) No Company Option (other than a Company Option the terms of which comply with the requirements of Section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such

Company Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Neither the Company nor any Company Subsidiary has granted any Company Options by use of backdating or other methods to target a grant date to achieve a lower exercise price than would have otherwise been utilized if such Company Option was granted on the date such grant was first duly authorized the Company or Company Subsidiary.

(i) No payments or benefits under any Company Benefit Plan or other agreement of Company or any Company Subsidiary are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Neither the Company nor any Company Subsidiary has been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Any Company Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in all material respects with Section 409A of the Code. Neither the Company nor any Company Subsidiary has an obligation to indemnify, hold harmless or gross-up any Person with respect to any penalty tax or interest under Section 409A of the Code.

3.13 Labor and Other Employment Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there is no labor strike, material labor dispute, or concerted work stoppage pending as of the date of this Agreement or, to the Company’s Knowledge, threatened, and (ii) since January 1, 2009, (A) neither the Company nor any Company Subsidiary has experienced any labor strike or material concerted labor dispute and (B) each of the Company and the Company Subsidiaries has complied with all applicable labor Laws in connection with the employment of its employees.

(b) To the Knowledge of the Company, none of the current or former independent contractors of the Company or any Company Subsidiary could be reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be reclassified as non-exempt. No independent contractor of the Company or any Company Subsidiaries is eligible to participate in any Company Benefit Plans.

(c) Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except as would not individually or in the aggregate, have a Company Material Adverse Effect.

3.14 Contracts; Indebtedness.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) any agreement that limits in any material respect the freedom of the Company, any Company Subsidiary or any of the Company’s current or future Affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area;

(ii) any joint venture or partnership agreement;

(iii) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $1,000,000 in any one year period that cannot be terminated on less than ninety (90) days notice without material payment or penalty;

(iv) any acquisition agreement with a purchase price in excess of $1,000,000 or that contains “earn-out” provisions or other contingent payment obligations;

(v) any divestiture agreement with a purchase price in excess of $1,000,000 or that contains ongoing indemnification obligations or other material obligations;

(vi) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $1,000,000 individually,

(vii) any material lease, material sublease or other Contract, in each case with respect to the Leased Real Property (“Lease Agreements”);

(viii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or

(ix) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company, the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; (iv) neither the Company nor any Company Subsidiary knows of, or has received written notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (v) neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Company Material Contract, or otherwise has any Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

3.15 Litigation.

(a) As of the date hereof, there is no suit, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.16 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary (A) is in compliance with all applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in compliance with their respective Environmental Permits.

(b) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

(c) Neither the Company nor any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(d) None of the real property leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the “National

Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of the Company, is or may become the subject of any environmental action.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Registered IP and all other material Company-Owned IP, including the following: (i) each Patent Right, including the patent number or application serial number for each jurisdiction in which such patent or application has been issued or filed, the date filed or issued, the owner and the present status thereof; (ii) each Trademark, including, as applicable, the application serial number or registration number for each country in which such Trademark or application has been registered or filed, the class of goods covered and the owner; (iii) each Copyright, including, as applicable, the number and date of registration for each country in which a Copyright application has been registered and the owner; and (iv) Know-How (in summary narratives as applicable).

(b) Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, (i) none of the Registered IP has been adjudged invalid or unenforceable in whole or part in any legal proceeding; and (ii) none of the Registered IP is subject to any claim, order, action or proceeding challenging the validity or enforceability thereof.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, all Company-Owned IP that was developed by current or former employees, consultants, or independent contractors of the Company or the Company Subsidiaries (if not owned as a matter of law), has been assigned to the Company or a Company Subsidiary, as applicable, and the Company is not aware of any claims by such employees, consultants, or independent contractors asserting any ownership interest in such Company-Owned IP. The Company and each Company Subsidiary have taken reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets included in the Company-Owned IP that are material to the business of the Company and the Company Subsidiaries as currently conducted. Without limiting the foregoing, to the Knowledge of the Company: (i) there has been no misappropriation by any Person of any of the trade secrets or other confidential information that is part of the Company-Owned IP; and (ii) no employee, consultant, or independent contractor of the Company or any Company Subsidiary is in default or has breached any term of any Contract with the Company or any Company Subsidiary relating to nondisclosure, assignment of inventions, or the protection, ownership, development, use or transfer of the Company-Owned IP.

(d) Section 3.17(d)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts (i) pursuant to which the Company or any Company Subsidiary has licensed Company IP to a third party (“Out-Licenses”) and (ii) pursuant to which the Company or any Company Subsidiary has licensed Intellectual Property Rights from a third party (“In-Licenses”) (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses, each of which has incurred license fees of less than $2,500). Neither the Company nor any Company Subsidiary has breached in any material respect any Out-License or In-License set forth on Section 3.17(d)(i) of the Company Disclosure Schedule, nor, to the Knowledge of the Company, has any counterparty breached in any material respect any such Out-License or In-License. Except as set forth on Section 3.17(d)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not conflict with or impair the Company’s right to use any Company-Licensed IP.

(e) Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to transfer to a third party any portion of their ownership of any Company-Owned IP or any of their interest in any Company-Licensed IP, and after the Effective Time all Company-Owned IP will be fully transferable, alienable, or licensable by Parent without restriction of any kind to any third party.

(f) To the Company’s Knowledge, no aspect of the Company-Owned IP, Company-Licensed IP licensed exclusively to the Company, or the operation of the Company’s business as currently conducted infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Right of any Person. There are no legal proceedings pending or, to the Knowledge of the Company, threatened alleging violation, infringement, dilution or misappropriation of any Intellectual Property Rights of any third party by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice of or received any requests to license any Intellectual Property Rights of any third party. To the Knowledge of the Company, no Person has violated, infringed upon, diluted or misappropriated any of the material Company IP. None of the Company or any Company Subsidiary has brought any proceeding for violation, infringement, dilution or misappropriation of Intellectual Property Rights or breach of any Contract involving Intellectual Property Rights against any third party.

(g) Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, the Company has sole title and ownership of, exclusive licenses or other valid rights to use, free and clear of all encumbrances, all Intellectual Property Rights necessary to operate the business as presently conducted and as contemplated to be conducted. The Company and the Company Subsidiaries are the sole and exclusive owners of the Company-Owned IP, and there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to any Company-Owned IP.

(h) Section 3.17(h)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list, and brief description of, all material Software included in the Company-Owned IP. All such Software performs in material conformance with its documentation, is free from any material software defect, is configured and maintained to minimize the effects of viruses and does not contain any self-help mechanism, Trojan horses or other malicious code. The Company has made back-ups of all such Software and has maintained such back-ups at a secure off-site location. To the Knowledge of the Company, no person has gained unauthorized access to such Software. Except as set forth on Section 3.17(h)(ii) of the Company Disclosure Schedule, no source code for such Software has been disclosed or licensed to any escrow agent or other Person and the Company or the Company Subsidiaries are not under any obligation to disclose or license such source code to any Person. Either the Company or one of the Company Subsidiaries is in possession of, and the Parent will receive, such working copies of all Software, including object and (for Software owned by or exclusively licensed to the Company) source code, and all licenses, as are necessary for the current conduct of the business.

(i) Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiary do not use and have not used any Open Source Software and (ii) none of the Software included in the Company-Owned IP incorporates, contains or requires use of any Open Source Software that does or may require disclosure or licensing of any such Software or any other Company-Owned IP.

(j) The current operation of the businesses of the Company and the Company Subsidiaries does not, and will not, result in any requirement that the Company or any of the Company Subsidiaries publish, disclose, license or otherwise make available any Company Owned IP, including the source code for their (or any of their respective licensors’, if any) respective proprietary Software, libraries, firmware or other computer programs.

(k) The server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third-party Software or systems) used in the Company’s and the Company Subsidiaries’ network(s) (i) provide sufficient redundancy and speed to meet industry standards relating to high availability; (ii) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Company’s or its Subsidiaries’ business; (iv) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses or other malicious code and (v) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four months that has caused disruption or damage to the operation of the Company’s or the Company Subsidiaries’ business or that was potentially reportable to any Governmental Entity.

(l) The Company and each of the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of the data, trade secrets and other confidential, proprietary or personal information owned or used by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have, at all times, been in compliance with such policies and procedures, and such policies and procedures comply with all applicable Laws. There have been no breaches or violations of any such security measures, or any unauthorized access of any data, trade secrets, privacy or other confidential or proprietary information owned or used by the Company and the Company Subsidiaries. The Company and each Company Subsidiary is in material compliance with all applicable payment card association security rules, regulations, standards, policies, procedures, and requirements, including, without limitation, the Payment Card Industry Data Security Standards (PCI). No claim is pending or threatened against the Company or any Subsidiary relating to any such policy, procedure or measure, or any breach or alleged breach thereof, including any violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Company and each of the Company Subsidiaries in the conduct of their business.

(m) Except as set forth on Section 3.17(m) of the Company Disclosure Schedule, there are no settlements, forbearances to sue, consents, judgments, or Orders or similar obligations which (i) restrict the Company’s or the Company Subsidiaries’ rights to use any Intellectual Property Rights or (ii) permit any third party to use any Company-Owned IP.

(n) The Company has provided to the Parent a complete and accurate copy of each standard form of Contract relating to Intellectual Property Rights used by the Company or any of its Subsidiaries, including each standard form of (i) customer license or services agreement; (ii) development agreement; (iii) distributor, reseller, or sales representative agreement; (iv) employee agreement containing assignment or license of Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing assignment or license of Intellectual Property Rights; and (vi) confidentiality or nondisclosure agreement.

3.18 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct. The Company and each Company Subsidiary have paid on a timely basis all Taxes (whether or not actually shown as due on such Tax Returns).

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received notice of any audits or proceedings. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect.

(d) There are no Liens for Taxes other than Permitted Liens upon any assets of the Company or any Company Subsidiary.

(e) The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(f) Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined in Section 1504 of the Code), neither the Company nor any Company Subsidiary has ever been a member of an affiliated group of corporations (as that term is used by Section 1504 of the Code) or any comparable provision of state, local or foreign law. Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

(g) No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any Company Subsidiary has operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations.

(i) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax legal requirement); (ii) an installment sale or open transaction; (iii) a prepaid amount; (iv) a Section 481 adjustment; or (v) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19.

3.19 Insurance. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Section 3.19 of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies.

3.20 Properties and Assets. The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement, subject to Permitted Liens. The assets and properties (in each case, tangible or intangible) owned or used by the Company or any Company Subsidiary are in satisfactory condition for their current use, subject to reasonable wear and tear.

3.21 Real Property.

(a) There is no real property and no interest in real property owned in fee by the Company or any Company Subsidiary.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, and (iii) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c) Each parcel of Leased Real Property is in material compliance with all existing Laws applicable to such Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

3.22 Opinion of Financial Advisors. The Special Committee of the Company Board has received the opinion (the “Fairness Opinion”) of Jefferies & Company, Inc. (the “Company Financial Advisor”), to the effect that as of the date of this Agreement, subject to certain assumptions, qualifications and other matters set forth in such opinion, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair, from a financial point of view, to such shareholders (other than Parent and its Affiliates). The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.23 Proxy Statement. The proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.23 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

3.24 Required Vote. The affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock with respect to which votes are entitled to be cast in connection with the approval of this Agreement (the “Company Shareholder Approval”), is the only vote or consent of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement or the Merger.

3.25 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any shareholder, director, officer, employee or Affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent or the Purchaser pursuant to, any Contract, permit or other instrument or obligation to which Parent or the Purchaser is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Articles of Merger as required by the Utah BCA and the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Law, (c) compliance with the applicable requirements of the Exchange Act and the Securities Act and (d) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby.

4.5 Litigation.

(a) There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of Parent, threatened against or affecting Parent or the Purchaser, or any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by Parent and the Purchaser of their material obligations under this Agreement.

(b) Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Information Provided for Inclusion in the Proxy Statement. None of the information provided in writing by Parent for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on approval of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.7 Sufficient Funds. Parent and the Purchaser have or will have prior to the Closing all of the funds available as and when needed that are necessary to pay the aggregate Merger Consideration, consummate the Merger, and to perform their respective obligations under this Agreement.

4.8 Ownership of the Purchaser; No Prior Activities.

(a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the

Purchaser has not and will not prior to the Closing Date have engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Brokers. Neither Parent, the Purchaser nor any of their respective shareholders, directors, officers, employees or Affiliates, has incurred or will incur on behalf of Parent or the Purchaser any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5.

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth on Section 5.1 of the Company Disclosure Schedule or as permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, conduct its operations only in the ordinary and usual course of business and comply in all material respects with all applicable Laws. In addition to the foregoing, and as an extension thereof, except as set forth on Section 5.1 of the Company Disclosure Schedule or as required by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than the issuance of Common Shares upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods or services in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of inventory or assets in the ordinary course of business;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing indebtedness at the maturity thereof, or (ii) for borrowings under the Company’s existing credit facilities for working capital and general corporate purposes not prohibited by this Agreement;

(h) (A) increase the compensation or benefits payable to its directors, officers or employees or grant or pay any bonuses to any such Persons, except for bonuses that are accrued as of December 31, 2011 or for increases in salaries or wages in the ordinary course of business; (B) grant any rights to receive material severance or termination pay (other than rights in existence on December 31, 2011 pursuant to a Company Benefit Plan) which will become due and payable on or after the Effective Time, except as otherwise required by Law or in the ordinary course of business; (C) adopt, enter into or amend any material Company Benefit Plan, except to reflect changes in Law and plan administration or in the ordinary course of business; or (D) hire any employee whose total annual cash compensation will exceed $100,000;

(i) enter into any new real property leases;

(j) make any material modifications, upgrades or changes to any software, computer system or other technology that is material to the operation of the Company’s or the Company Subsidiaries’ businesses;

(k) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(l) make or change any Tax election or settle or compromise any liability for Taxes other than as set forth on Section 5.1(l) of the Company Disclosure Schedule; or

(m) authorize or enter into any Contract that would be a Material Contract or otherwise make any commitment to do any of the foregoing.

5.2 Proxy Statement; Meeting of Shareholders.

(a) As soon as reasonably practicable following the date hereof (but in any event no later than twenty (20) Business Days following the date of this Agreement), the Company shall prepare and file with the SEC, and Parent and the Purchaser shall cooperate with the Company in such preparation and filing of, a preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, (x) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the shareholders of the Company, after the tenth calendar day following the date of filing of the preliminary Proxy Statement with the SEC, and (y) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the shareholders of the Company, following clearance by the SEC with respect to such comments. The Company and Parent, as the case may be, shall furnish all information concerning the Company, Parent or the Purchaser as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall in its reasonable judgment be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) in its reasonable judgment include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, (iv) not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed, and (v) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

(b) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should have been included in the Proxy Statement or should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c) Neither the Company Board nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or the Purchaser), the Company Board Recommendation, (y) recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or (z) take any other action or make any other public statement inconsistent with such Company Board Recommendation (any action described in this sentence being referred to as a “Change of Recommendation”).

(d) The Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders, which meeting the Company shall cause to occur on the 30th calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Company Shareholders Meeting”), for the purpose of obtaining the Company Shareholder Approval, regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the shareholders of the Company reject it or any other Change of Recommendation has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its shareholders at such time, the Company may adjourn the Company Shareholders Meeting for no more than five (5) Business Days if necessary in order to obtain a quorum of its shareholders and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Company Shareholders Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by applicable Law and (iii) if the Company receives an Acquisition Proposal, or the price or material terms of a previously received Acquisition Proposal are modified or amended, in any such case during the five (5) Business Day period immediately prior to the day of the Company Shareholders Meeting, the Company may delay the Company Shareholders Meeting until the date that is the seventh (7th) Business Day after the date on which the Company Shareholders Meeting would have been held but for such extension. Unless the Company Board shall have effected a Change of Recommendation in accordance with Section 5.5, the Company Board shall make the Company Board Recommendation and use its reasonable best efforts to obtain the Company Shareholder Approval, and the Company shall otherwise comply with all applicable Laws applicable to the Company Shareholders Meeting. Without limiting the generality of the foregoing, the Company agrees that (x) its obligations pursuant to this Section 5.2(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal, and (y) the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholders Meeting and the matters constituting the Company Shareholder Approval shall be submitted to the Company’s shareholders at the Company Shareholders Meeting whether or not (A) a Change of Recommendation shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its representatives. The Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the Merger at the Company Shareholders Meeting. The notice of such Company Shareholders Meeting shall state that a resolution to approve this Agreement and a resolution to adjourn the Company Shareholders Meeting will be considered at the Company Shareholders Meeting, and no other matters shall be considered or voted upon at the Company Shareholders Meeting without Parent’s prior written consent.

5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

5.4 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (the applicable provisions of which the Company shall use its reasonable best efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, employees and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

(b) With respect to the information disclosed pursuant to Section 5.4(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Nondisclosure Agreement, dated as of January 23, 2012, by and between the Company and Parent (the “Confidentiality Agreement”).

5.5 No Solicitation.

(a) Subject to Section 5.5(b), from and after the date hereof , the Company shall not, and shall cause the Company Subsidiaries and direct the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions), or (iv) resolve or agree to do any of the foregoing. The Company shall immediately cease and promptly hereafter (but in no event later than twenty-four (24) hours after the date hereof) cause to be terminated any solicitation, discussion or negotiation with any Persons conducted heretofore by the Company, the Company Subsidiaries, or any of the Company Representatives with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Company Subsidiary to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time following the date hereof and prior to the Company’s receipt of the Company Shareholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a third party and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would be likely to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, will not allow the Company Subsidiaries to, and will instruct the Company Representatives not to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any information concerning the Company and the Company Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company, any Company Subsidiary or any Company Representative receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) provide to Parent a copy of such Acquisition Proposal, request or inquiry (or, where no such copy is available, a reasonable description of the material terms of such Acquisition Proposal, request or inquiry), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, request or inquiry (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.5(b) and shall give advance written notice of at least five (5) Business Days to Parent and the Purchaser (the “Notice Period”) before effecting a Change of Recommendation relating to a Superior Proposal pursuant to clause (x) of Section 5.5(d) or terminating this Agreement pursuant to clause (y) of Section 5.5 (d) (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal.

(d) Notwithstanding anything to the contrary contained in Section 5.5(a), if the Company receives an Acquisition Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, the Company Board may, at any time prior to the Company’s receipt of the Company Shareholder Approval (x) effect a Change of Recommendation with respect to such Superior Proposal, or (y) terminate this Agreement pursuant to Section 7.1(c) to enter into a definitive agreement with respect to such Superior Proposal, in each case so long as it has determined in good faith after consultation with outside counsel and after giving due consideration to all adjustments to the terms of this Agreement which may be offered by Parent, that such action would be required by its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that the Company Board may not effect a Change of Recommendation relating to a Superior Proposal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless the Company shall have negotiated, and shall have caused its Representatives (including members of the Company Board and its advisors) to negotiate during the Notice Period with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(e) Nothing contained in this Section 5.5 shall prohibit the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its shareholders in favor of approval of this Agreement shall be deemed to be a Change of Recommendation.

5.6 Appropriate Action; Consents; Filings.

(a) The Company, Parent and the Purchaser shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any other applicable Antitrust Law), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Merger, and (iii) as promptly as reasonably practicable, and in any event within five (5) Business Days after the date hereof or the expiration of any applicable legal deadline, whichever comes first, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws (to the extent such filings may reasonably be prepared and made during such period), (B) the HSR Act, (C) any other applicable Antitrust Law and (D) any other applicable Law. The Company, Parent and the Purchaser shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.6, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement; provided, however, that Parent and the Company shall make the final decision mutually with respect to the content of such materials or submissions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e) Notwithstanding anything to the contrary in Section 5.6(a), Parent shall not have any obligation under this Agreement to (and the Company shall not unless requested by Parent to do so) agree to any structural or conduct relief or to litigate in order to effect the Merger or any other transaction contemplated by this Agreement.

5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.8 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.9 Company 401(k) Plan. The Company shall adopt a resolution terminating the Dreams, Inc. 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Closing Date. No later than three (3) Business Days prior to the Closing Date, Company shall provide Parent with evidence that the 401(k) Plan has been terminated and shall also take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date.

5.10 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(b) Prior to the Closing, Parent shall purchase for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification tail policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Policy”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to purchase the D&O Tail Policy if such policy exceeds 250% of the last annual premium paid prior to the date of this Agreement multiplied by six (6) (such aggregate amount, the “Base Premium”); provided, further, that if such insurance coverage can only be obtained at a total premium in excess of the Base Premium, Parent shall purchase the most advantageous policy of directors’ and officers’ insurance obtainable for a total premium equal to the Base Premium. Parent shall, or shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d) The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

5.11 State Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Merger or the Support Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.12 Parent Agreement Concerning the Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

5.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Options pursuant to this Agreement or Common Shares pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

5.14 Transfer Taxes. Except as provided in Section 2.2(e), Parent shall pay all applicable sales, use or other similar transfer Taxes that are, or become, due or payable as a result of the transactions contemplated hereby.

5.15 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE-Amex to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE-Amex and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

5.16 Shareholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any action brought by any shareholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such action shall be agreed to without Parent’s prior written consent.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) the Company Shareholder Approval shall have been obtained;

(b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or other Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger;

(c) there shall not be pending or threatened any legal proceeding before or in which a Governmental Entity is, or is threatened to, become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates a material likelihood of commencing any legal proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger; and

(d) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all clearances under any applicable Antitrust Law shall have been received.

6.2 Conditions to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement that are qualified by a “Company Material Adverse Effect” shall be true and correct and (ii) the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), except that any inaccuracies in any representations and warranties referred to in clause (ii) will be disregarded for purposes of this Section 6.2(a) if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) the Company shall have delivered to Parent and the Purchaser a certificate, signed by its chief executive officer or another senior officer on behalf of the Company, to the effect that the conditions contained in Section 6.2(a) and Section 6.2(b) have been satisfied in all respects; and

(d) there shall not have occurred and be continuing as of the Effective Time a Company Material Adverse Effect.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and the Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) each of Parent and the Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, signed by its chief executive officer or another of its senior officers, to the effect that the conditions contained in Section 6.3(a) and Section 6.3(b) have been satisfied in all respects.

6.4 Frustration of Closing Conditions. None of Company, Parent or the Purchaser may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the shareholders of the Company:

(a) By mutual written consent of Parent and the Company, at any time prior to the Effective Time;

(b) By Parent or the Company, if the Closing shall not have occurred on or before October 12, 2012; provided, however that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available (i) to any party whose breach of this Agreement has caused or resulted in the failure of the Closing to have occurred on or before October 12, 2012, or (ii) to the Company unless the Company Shareholders Meeting shall have occurred;

(c) By either the Company or Parent if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote of the holders of the Company Common Stock at the Company Shareholders Meeting or at any adjournment or postponement thereof;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to comply with Section 5.6 has caused or resulted in such action or inaction;

(e) By Parent, at any time prior to receipt of the Company Shareholder Approval if (i) a Change of Recommendation shall have occurred (whether or not in compliance with Section 5.5), (ii) the Company shall have breached any of its obligations set forth in Section 5.5 or otherwise shall have determined to accept a Superior Proposal, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement that is mailed to shareholders in accordance herewith, or (iv) the Company or the Company Board (or any committee thereof) shall publicly propose to do any of the foregoing;

(f) By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2 and (B) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent; or

(g) By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3 and (B) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

7.2 Procedure for Termination. In order to be effective, a termination of this Agreement by Parent or Company pursuant to Section 7.1 shall be authorized by an action of Parent’s or Company’s Board of Directors, as the case may be.

7.3 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to this Section 7.3 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(e), then the Company shall pay to Parent within two Business Days thereafter a termination fee of $5,500,000 (the “Breakup Fee”).

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c), and (ii) prior to the Company Shareholders Meeting, an Acquisition Proposal has been publicly proposed or disclosed, and not publicly withdrawn at the time of the Company Shareholders Meeting, and (iii) within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement relating to such

Acquisition Proposal or consummates the transactions contemplated by such Acquisition Proposal with the person who made the Acquisition Proposal referred to in clause (ii) above, in which case the Breakup Fee shall be paid at the closing (and as a condition for closing) of the transactions contemplated by the Acquisition Proposal.

(d) In the event that this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c) and, prior to such time, a Change of Recommendation shall have occurred for any reason other than in connection with an Acquisition Proposal, then the Company shall pay the Breakup Fee to Parent within two Business Days after such termination.

(e) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Breakup Fee be paid more than once.

(f) Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable.

7.4 Amendment. This Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s shareholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5 Waiver. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s shareholders, there may not be any extension or waiver of this Agreement which decreases any Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8.

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, except (i) expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees), and (ii) the filing fees for the premerger notification and report forms under the HSR Act, each of which shall be shared equally by Parent and the Company.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or the Purchaser, addressed to it at:

Fanatics, Inc.

5245 Commonwealth Avenue

Jacksonville, FL 32254

Tel: (904) 421-8143

Fax: (904) 421-5238

Attention: Alan Trager

with copies to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Tel: (215) 963-4829

Fax: (215) 963-5001

Attention: Richard B. Aldridge

  Benjamin R. Wills

If to the Company, addressed to it at:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Tel: (954) 377-0002

Fax: (954) 475-8785

Attention: Ross Tannenbaum

with a copy to (for information purposes only):

Roetzel & Andress, LPA

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301

Tel: (954) 759-2763

Fax: (954) 462-4260

Attention: Joel D. Mayersohn

  Clint J. Gage

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, standstill and other provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any bona fide written offer or proposal concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, recapitalization, dissolution, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing 20% or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, recapitalization, dissolution, share exchange, joint venture or similar transaction) by any Person of Equity Interests representing 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire Beneficial Ownership or the right to acquire Beneficial Ownership or any Group has been formed which beneficially owns or has the right to acquire Beneficial Ownership of, Equity Interests representing 20% or more of the voting power of the Company (including any tender offer or exchange offer for such Equity Interests) or (e) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first-mentioned Person.

“Antitrust Law” means any merger control, competition, antitrust, or foreign investment Law.

“Beneficial Ownership” (and related terms such as “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means the Company-Licensed IP and the Company-Owned IP.

“Company-Licensed IP” means the Intellectual Property Rights licensed by the Company or any Company Subsidiary from a third party.

“Company-Owned IP” means the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be (a) materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that, in the case of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and the Company Subsidiaries conduct business to the extent such changes do not materially adversely affect the Company or the Company Subsidiaries in a disproportionate manner relative to other companies in such regions; (b) changes in the industries in which the Company and the Company Subsidiaries operate, to the extent such changes do not materially adversely affect the Company and the Company Subsidiaries in a disproportionate manner relative to other participants in such industries; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships; (d) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (f) changes in Laws after the date hereof; (g) changes in GAAP after the date hereof; (h) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition); or (i) a decline in the price of the Company Common Stock on the NYSE Amex exchange or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition).

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyright” means U.S., international or foreign copyrights, copyright registrations, or any application therefor, including any copyright rights in computer software, source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Substances or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means, as of any date, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights or (ii) pursuant to earnout and milestone provisions in any Company Contracts.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive,

legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” means all (A) Trademarks; (B) Patent Rights; (C) Copyrights; (D) Know-How; and (E) rights in internet domain names and sites, URLs, and applications and registrations therefor.

“IRS” means the United States Internal Revenue Service.

“Know-How” means U.S., international or foreign trade secrets and/or nonpublic know-how, including, for example, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, databases, inventions for which patent applications have not yet been filed and other technical information, and other rights in know-how and confidential or proprietary information.

“Knowledge” of a Person means the actual knowledge of any executive officer of such Person.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Patent Rights” means U.S., international or foreign patents, provisional patent applications, patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens which, individually or in the aggregate, do not or would not reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group (as defined in Section 13(d) of the Exchange Act).

“Registered IP” means all Intellectual Property Rights within the Company-Owned IP that has been recorded or registered or is otherwise the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by any Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all (i) computer programs, whether in source code or object code form, (ii) data, database specifications, designs and compilations, and (iii) all documentation relating to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means an Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “all or substantially all”) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the Merger and the transactions contemplated hereby (taking into account any changes to the terms of and conditions of this Agreement proposed by Parent in writing in response to such proposal after Parent’s receipt of the notice contemplated by Section 5.5(c)).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest or penalties imposed with respect thereto.

“Trademarks” means all U.S., international or foreign trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos, slogans and domain names, and all goodwill associated therewith.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Articles of Merger”	Section 1.2
“Base Premium”	Section 5.10(d)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.3(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(c)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Shares”	Recitals
“Company”	Preamble
“Company Articles”	Section 3.1(b)
“Company Benefit Plan”	Section 3.12(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Common Stock”	Recitals
“Company Disclosure Schedule”	Article 3
“Company Financial Advisor”	Section 3.22
“Company Financial Statements”	Section 3.7(a)
“Company Material Contract”	Section 3.14(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Representatives”	Section 5.4(a)
“Company SEC Documents”	Section 3.7(a)

“Company Shareholder Approval”	Section 3.24
“Company Shareholders Meeting”	Section 5.2(d)
“Company Stock Plans”	Section 2.4(a)
“Company Subsidiary”	Section 3.1(a)
“Company Warrants”	Section 2.5
“Confidentiality Agreement”	Section 5.4(b)
“Continuing Employees”	Section 5.9(a)
“D&O Tail Policy”	Section 5.10(d)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.2
“ERISA”	Section 3.12(a)
“ERISA Affiliate”	Section 3.12(a)
“Fairness Opinion”	Section 3.22
“HSR Condition”	Annex I
“Insurance Policies”	Section 3.19
“Inventory”	Section 3.7(c)
“IP Licenses”	Section 3.17(d)
“Lease Agreements”	Section 3.14(a)
“Leased Real Property”	Section 3.21(b)
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(b)
“Multiemployer Plan”	Section 3.12(f)
“Notice Period”	Section 5.5(c)
“Option Payments”	Section 2.4(a)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.9(b)
“Parent Representatives”	Section 5.4(a)
“Paying Agent”	Section 2.2(a)
“Preferred Consideration”	Section 2.1(b)
“Preferred Shares”	Recitals
“Proxy Statement”	Section 3.23
“Purchaser”	Preamble
“Restricted Stock”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.7(a)
“Section 16”	Section 5.13
“Shares”	Recitals
“Support Agreements”	Recitals
“Surviving Corporation”	Section 1.1(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) The Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger, the Utah BCA and any other matters mandatorily governed by Utah law, with respect to which Utah law shall apply), without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in any such court, (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined exclusively in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, Controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FANATICS, INC.

By:	/s/ Thomas Baumlin
Name:	Thomas Baumlin
Title:	Chief Financial Officer

SWEET TOOTH ACQUISITION CORP.

By:	/s/ Thomas Baumlin
Name:	Thomas Baumlin
Title:	Chief Financial Officer

DREAMS, INC.

By:	/s/ Ross Tannenbaum
Name:	Ross Tannenbaum
Title:	President & CEO

[Signature Page to Amended and Restated Agreement and Plan of Merger]

Annex B-1

[NOTE: The following is the form of Support Agreement executed by Sam D. Battistone, Kevin Bates, David M. Greene,

Frost Gamma Investment Trust, Richard Greene and Warren Greene]

Execution Version

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”) dated as of April 13, 2012, by and among Fanatics, Inc, a Delaware corporation (“Parent”), Sweet Tooth Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”), and [            ] (“Shareholder”), an owner of Common Shares of Dreams, Inc., a Utah corporation (the “Company”).

WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 4,244,872 shares of the Company’s Common Stock, no par value per share (all such directly owned Common Shares and other Equity Interests of the Company that are outstanding as of the date hereof or that may hereafter be acquired pursuant to acquisition by purchase, conversion or exercise of any security convertible into or exercisable for any Equity Interest in the Company, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof by and among Parent, the Purchaser and the Company, Parent and the Purchaser have requested that Shareholder, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, Shareholder has agreed to, enter into this Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Voting of Subject Shares.

(a) Shareholder agrees to vote or provide a written consent in respect of (or cause the holder of record on any applicable record date to vote or provide a written consent in respect of) all of the Subject Shares in connection with any meeting of the shareholders of the Company, including any class of shareholders (and at every adjournment or postponement thereof), or any action by written consent in lieu of a meeting of shareholders of the Company, including any class of shareholders (i) in favor of the approval of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and the approval of any other matter that is required to be approved by the shareholders of the Company in order to effect the transactions contemplated by the Merger Agreement and (ii) against (A) any agreement or arrangement constituting or related to any Acquisition Proposal, (B)

any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries and (C) any other action, proposal or agreement that would reasonably be expected, to interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and in connection therewith, Shareholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. Shareholder shall (or shall cause the holder of record on any applicable record date to) appear at any meeting of shareholders called to approve the Merger Agreement or otherwise cause the Subject Shares (to the extent that any of Shareholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

(b) In furtherance of the foregoing, Shareholder hereby irrevocably grants to, and appoints, until the termination of this Agreement, Parent and any person or persons designated in writing by Parent, and each of them individually, as Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all of the Subject Shares, or grant a written consent in respect of the Subject Shares, or execute and deliver a proxy to vote or grant a written consent in respect of the Subject Shares, on the matters and in the manner specified in Section 1.1(a) of this Agreement (but not on any other matters, other than motions to adjourn and other matters incident to the conduct of any meeting of shareholders). Shareholder represents and warrants to Parent that any proxies heretofore given by it in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked, and Shareholder agrees to provide a written notice of revocation of such proxies to the relevant proxy holders (if any).

(c) Shareholder hereby affirms that the irrevocable proxy set forth in Section 1.1(b) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and the Purchaser, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked but may be terminated upon the valid termination of this Agreement. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 16-10A-722 of the Utah BCA until the termination of this Agreement in accordance with its terms and shall automatically terminate upon termination of this Agreement. The parties acknowledge that this Agreement is a voting agreement as defined in Section 16-10a-731 of the Utah BCA.

Section 1.2 No Transfers; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, Shareholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of the Subject Shares or any interest therein (except where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any Lien that would prevent Shareholder from voting the Subject Shares in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable Law on any such Subject Shares, (ii) enter into any contracts inconsistent with the terms of this Agreement with respect to any transfer of Subject Shares or any interest therein, (iii) grant or permit the

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grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares relating to the subject matter hereof, (iv) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby (any of the actions set forth in clauses (i) through (v) above, and any conversion, exchange or other disposition of the Subject Shares in connection with an Acquisition Proposal being referred to in this Agreement as a “Transfer”). Notwithstanding the foregoing, this Agreement shall not prohibit a transfer of Subject Shares by Shareholder to any family member or trust for the benefit of any family member so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent reasonably acceptable to Parent memorializing such agreement. To the extent the Subject Shares are represented by certificates, Shareholder shall make available to the Company such certificates in order for the Company to mark such certificates with legends required by the Utah BCA regarding the foregoing Transfer restrictions.

Section 1.3 Dissenters’ Rights. Shareholder hereby waives and agrees not to exercise any right to dissent in respect of Subject Shares which may arise with respect to the Merger under Part 13 of the Utah BCA or otherwise.

Section 1.4 Non-Solicitation. Shareholder shall not, and shall direct and use commercially reasonable efforts to cause its Affiliates and representatives not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing information) any third party to make an Acquisition Proposal or assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal.

Section 1.5 Documentation and Information. Shareholder (i) consents to and authorizes the publication and disclosure by Parent, the Purchaser or the Company of Shareholder’s identity and holding of Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement, in any press release, the Company Proxy Statement, and any other disclosure document required in connection with the Merger Agreement, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees to give to Parent as promptly as practicable any information related to the foregoing that Parent may reasonably require for the preparation of any such disclosure documents. Shareholder agrees to notify Parent as promptly as practicable of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent Shareholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 1.6 Changes to Shares. In the event of any stock dividend or distribution, or any change to the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or any other similar transaction, the term “Shares” as used in this Agreement shall be deemed to refer to and include the Shares and all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in the relevant transaction.

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Section 1.7 Representations and Warranties. Shareholder represents and warrants to Parent and the Purchaser as follows:

(a) Shareholder (i) is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has, and at the time of the Company Shareholders Meeting will have, good and marketable title to, the Subject Shares, free and clear of any and all Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”) except for Encumbrances arising hereunder; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b) Shareholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(c) Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and the Purchaser, constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms.

(d) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under (A) to the extent applicable, any provisions of the organizational documents of Shareholder or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which Shareholder is a party or by which the Subject Shares are bound, or (ii) violate, or require any consent, approval, or notice under (other than any consent, approval or notice that may be required under the HSR Act), any provision of any judgment, order or decree or any federal, state, local or foreign statute, Law applicable to Shareholder or any of the Subject Shares.

ARTICLE II

MISCELLANEOUS

Section 2.1 Notices. All notices, consents and other communications hereunder shall be addressed to all other parties to this Agreement and to the Company in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile or email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

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(a)	if to Parent or the Purchaser, to:

Fanatics, Inc.

5245 Commonwealth Avenue

Jacksonville, FL 32254

Tel: (904) 421-8143

Fax: (904) 421-5238

Attention: Alan Trager

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Tel: (215) 963-5000

Fax: (215) 963-5001

Attention: Richard B. Aldridge

                  Benjamin R. Wills

(b)	if to Shareholder, to:

[                                             ]

[                                             ]

[                                             ]

Tel: [                                    ]

Fax: [                                    ]

with a copy to:

Roetzel & Andress, LPA

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301

Tel: (954) 462-4150

Fax: (954) 462-4260

Attention: Joel D. Mayersohn

                  Clint J. Gage

(c)	if to the Company, to:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Tel: (954) 377-0002

Fax: (954) 475-8785

Attention: Ross Tannenbaum

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with a copy to:

Roetzel & Andress, LPA

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301

Tel: (954) 462-4150

Fax: (954) 462-4260

Attention: Joel D. Mayersohn

                  Clint J. Gage

or to such other address, email address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided, that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 2.2 Further Assurances. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents as Parent or the Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 2.3 Termination. This Agreement shall terminate in its entirety upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) any reduction of the Merger Consideration or any amendment to the Merger Agreement in a manner materially adverse to Shareholder; provided, however, the provisions of Section 1.4 (Dissenters’ Rights) shall survive a termination of this Agreement pursuant to clauses (i) or (ii) above, and Sections 1.7 (Representations and Warranties) and this Article II (Miscellaneous) shall survive any termination of this Agreement. Notwithstanding anything in this Section 2.3 to the contrary, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at Law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement.

Section 2.4 Amendments and Waivers.

(a) The parties hereto may only modify or amend this Agreement by a written agreement executed and delivered by duly authorized signatories of the respective parties.

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(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, which expressly states that it is intended to waive a right hereunder, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 2.5 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

Section 2.6 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including by operation of law) and permitted assigns.

Section 2.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger, the Utah BCA and any other matters mandatorily governed by Utah law, with respect to which Utah law shall apply), without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 2.8 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 2.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement in any court other than the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, in any other court of the State of Delaware and any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware. Each of Parent, the Purchaser and each Shareholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 2.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 2.9 hereof in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 2.1 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

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Section 2.11 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 2.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 2.13 Specific Performance. Shareholder acknowledges and agrees that Parent and the Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages in the event of any breach by Shareholder of this Agreement. It is accordingly agreed that (a) Shareholder will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) Parent and the Purchaser shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with this Agreement.

Section 2.14 No Obligation as a Director, Officer or Fiduciary. Shareholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and/or beneficial owner of the Subject Shares. Nothing in this Agreement shall prevent any action or inaction by Shareholder or any representatives of Shareholder in their respective capacities as a director, officer or other fiduciary of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

FANATICS, INC.

By:	/s/ Thomas Baumlin
Name: Thomas Baumlin
Title: CFO

SWEET TOOTH ACQUISITION CORP.

By:	/s/ Thomas Baumlin
Name: Thomas Baumlin
Title: CFO

SHAREHOLDER:

[ ]

By:
Name:
Title:

Annex B-2

[NOTE: The following is the Support Agreement executed by Ross Tannenbaum.]

Execution Version

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”) dated as of April 13, 2012, by and among Fanatics, Inc, a Delaware corporation (“Parent”), Sweet Tooth Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”), and Ross Tannenbaum (“Shareholder”), an owner of Common Shares of Dreams, Inc., a Utah corporation (the “Company”).

WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 7,830,515 shares of the Company’s Common Stock, no par value per share (all such directly owned Common Shares and other Equity Interests of the Company that are outstanding as of the date hereof or that may hereafter be acquired pursuant to acquisition by purchase, conversion or exercise of any security convertible into or exercisable for any Equity Interest in the Company, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof by and among Parent, the Purchaser and the Company, Parent and the Purchaser have requested that Shareholder, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, Shareholder has agreed to, enter into this Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Voting of Subject Shares.

(a) Shareholder agrees to vote or provide a written consent in respect of (or cause the holder of record on any applicable record date to vote or provide a written consent in respect of) all of the Subject Shares in connection with any meeting of the shareholders of the Company, including any class of shareholders (and at every adjournment or postponement thereof), or any action by written consent in lieu of a meeting of shareholders of the Company, including any class of shareholders (i) in favor of the approval of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and the approval of any other matter that is required to be approved by the shareholders of the Company in order to effect the transactions contemplated by the Merger Agreement and (ii) against (A) any agreement or arrangement constituting or related to any Acquisition Proposal, (B)

any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries and (C) any other action, proposal or agreement that would reasonably be expected, to interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and in connection therewith, Shareholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. Shareholder shall (or shall cause the holder of record on any applicable record date to) appear at any meeting of shareholders called to approve the Merger Agreement or otherwise cause the Subject Shares (to the extent that any of Shareholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

(b) In furtherance of the foregoing, Shareholder hereby irrevocably grants to, and appoints, until the termination of this Agreement, Parent and any person or persons designated in writing by Parent, and each of them individually, as Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all of the Subject Shares, or grant a written consent in respect of the Subject Shares, or execute and deliver a proxy to vote or grant a written consent in respect of the Subject Shares, on the matters and in the manner specified in Section 1.1(a) of this Agreement (but not on any other matters, other than motions to adjourn and other matters incident to the conduct of any meeting of shareholders). Shareholder represents and warrants to Parent that any proxies heretofore given by it in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked, and Shareholder agrees to provide a written notice of revocation of such proxies to the relevant proxy holders (if any).

(c) Shareholder hereby affirms that the irrevocable proxy set forth in Section 1.1(b) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and the Purchaser, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked but may be terminated upon the valid termination of this Agreement. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 16-10A-722 of the Utah BCA until the termination of this Agreement in accordance with its terms and shall automatically terminate upon termination of this Agreement. The parties acknowledge that this Agreement is a voting agreement as defined in Section 16-10a-731 of the Utah BCA.

Section 1.2 No Transfers; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, Shareholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of the Subject Shares or any interest therein (except where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any Lien that would prevent Shareholder from voting the Subject Shares in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable Law on any such Subject Shares, (ii) enter into any contracts inconsistent with the terms of this Agreement with respect to any transfer of Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares relating to the subject matter hereof, (iv) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby (any of the actions set forth in clauses (i) through (v) above, and any conversion, exchange or other disposition of the Subject Shares in connection with an Acquisition Proposal being referred to in this Agreement as a “Transfer”). Notwithstanding the foregoing, this Agreement shall not prohibit a transfer of Subject Shares by Shareholder to any family member or trust for the benefit of any family member so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent reasonably acceptable to Parent memorializing such agreement. To the extent the Subject Shares are represented by certificates, Shareholder shall make available to the Company such certificates in order for the Company to mark such certificates with legends required by the Utah BCA regarding the foregoing Transfer restrictions.

Section 1.3 Shareholder Profit.

(a) In the event that the Merger Agreement shall have been terminated under circumstances in which a Breakup Fee is payable or may be payable by the Company to Parent pursuant to Section 7.3 of the Merger Agreement, Shareholder shall pay to Parent an amount equal to 50% of Shareholder’s Profit (determined in accordance with Section 1.3(b) below) from the Transfer of any Subject Shares pursuant to an Acquisition Proposal (including a Superior Proposal) that was publicly proposed or disclosed prior to the Company Shareholders Meeting and not publicly withdrawn at the time of the Company Shareholders Meeting, so long as the agreement with respect to such Acquisition Proposal is entered into or consummated within twelve months of the termination of the Merger Agreement. Payment of the foregoing amount by Shareholder shall be made promptly upon the receipt by Shareholder of the proceeds from such Transfer of Subject Shares.

(b) For purposes of this Section 1.3, the “Profit” of Shareholder with respect to any Transfer in connection with an Acquisition Proposal shall equal (A) the aggregate consideration received by Shareholder for or on account of the Subject Shares that were Transferred as described in Section 1.3(a) (including extraordinary distributions directly or indirectly made in connection with any Acquisition Proposal), valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) any exercise price or similar expense with respect to any warrants, options, conversion rights or similar rights constituting Subject Shares and reasonable costs or expenses incurred by Shareholder or its Affiliates in connection with such Transfer, and less (C) the product of (y) the Merger Consideration and (z) the number of Subject Shares so Transferred (on an as-exercised or as-converted basis, as applicable, with respect to any warrants, options, conversion rights or similar rights constituting Subject Shares).

(c) In the event that (i) prior to the Effective Time, an Acquisition Proposal shall have been made and (ii) the Effective Time shall have occurred and Parent or the Purchaser, for any reason, shall have increased the amount of Merger Consideration payable above that set forth in the Merger Agreement as in effect on the date hereof (the “Original

Merger Consideration”), then Shareholder shall pay to Parent an amount in cash equal to (x) 50% of (y) (A) the aggregate consideration actually received by Shareholder for or on account of the Subject Shares as a result of the Merger Agreement, as amended, determined as of the Effective Time, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value at the Effective Time, less (B) the aggregate exercise price or similar expense with respect to any warrants, options, conversion rights or similar rights constituting Subject Shares paid or forgone by Shareholder in connection with such exercise, conversion or similar event, and less (C) the aggregate Original Merger Consideration that Shareholder would have received for or on account of the Subject Shares pursuant to the Merger Agreement as in effect on the date hereof.

(d) For purposes of determining the fair market value of any non-cash consideration to be considered pursuant to this Section 1.3:

(i) The fair market value of securities listed on a national securities exchange (“Traded Securities”) shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange for the five trading days ending on the trading day immediately prior to the date of the value determination (the “Valuation Period”); and

(ii) The fair market value of consideration which is other than cash or Traded Securities shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and Shareholder within ten Business Days of the event requiring selection of such investment banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided, further, that the fees and expenses of such investment banking firms shall be borne equally by Parent and Shareholder. The determination of the investment-banking firm shall be binding upon the parties.

(e) Any payment to be made by Shareholder pursuant to Section 1.3(a) or Section 1.3(c) shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by Shareholder in the Acquisition Proposal.

(f) Shareholder shall not engage in any transaction with respect to the Subject Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

(g) Neither Parent nor Shareholder shall, or shall permit any of their respective Affiliates to, engage in any Prohibited Activity with respect to any subject Traded Securities during an applicable Valuation Period. “Prohibited Activity” means (i) any acquisition or disposition, in open market transactions, private transactions or otherwise, during the Valuation Period of any of the subject Traded Securities or any securities convertible into or exchangeable for or derivative of the subject Traded Securities or (ii) any other action taken intentionally for the purpose of manipulating the price of the subject Traded Securities during the Valuation Period.

Section 1.4 Dissenters’ Rights. Shareholder hereby waives and agrees not to exercise any right to dissent in respect of Subject Shares which may arise with respect to the Merger under Part 13 of the Utah BCA or otherwise.

Section 1.5 Non-Solicitation. Shareholder shall not, and shall direct and use commercially reasonable efforts to cause its Affiliates and representatives not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing information) any third party to make an Acquisition Proposal or assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal.

Section 1.6 Documentation and Information. Shareholder (i) consents to and authorizes the publication and disclosure by Parent, the Purchaser or the Company of Shareholder’s identity and holding of Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement, in any press release, the Company Proxy Statement, and any other disclosure document required in connection with the Merger Agreement, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees to give to Parent as promptly as practicable any information related to the foregoing that Parent may reasonably require for the preparation of any such disclosure documents. Shareholder agrees to notify Parent as promptly as practicable of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent Shareholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 1.7 Changes to Shares. In the event of any stock dividend or distribution, or any change to the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or any other similar transaction, the term “Shares” as used in this Agreement shall be deemed to refer to and include the Shares and all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in the relevant transaction.

Section 1.8 Representations and Warranties. Shareholder represents and warrants to Parent and the Purchaser as follows:

(a) Shareholder (i) is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has, and at the time of the Company Shareholders Meeting will have, good and marketable title to, the Subject Shares, free and clear of any and all Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”) except for Encumbrances arising hereunder; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b) This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and the Purchaser, constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms.

(c) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under (A) to the extent applicable, any provisions of the organizational documents of Shareholder or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which Shareholder is a party or by which the Subject Shares are bound, or (ii) violate, or require any consent, approval, or notice under (other than any consent, approval or notice that may be required under the HSR Act), any provision of any judgment, order or decree or any federal, state, local or foreign statute, Law applicable to Shareholder or any of the Subject Shares.

ARTICLE II

MISCELLANEOUS

Section 2.1 Notices. All notices, consents and other communications hereunder shall be addressed to all other parties to this Agreement and to the Company in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile or email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or the Purchaser, to:

Fanatics, Inc.

5245 Commonwealth Avenue

Jacksonville, FL 32254

Tel: (904) 421-8143

Fax: (904) 421-5238

Attention: Alan Trager

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Tel: (215) 963-5000

Fax: (215) 963-5001

Attention: Richard B. Aldridge

Benjamin R. Wills

(b)	if to Shareholder, to:

Ross Tannenbaum

2 South University Drive

Plantation, Florida 33324

Tel: (954) 377-0002

Fax: (954) 475-8785

with a copy to:

Roetzel & Andress, LPA

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301

Tel: (954) 462-4150

Fax: (954) 462-4260

Attention: Joel D. Mayersohn

Clint J. Gage

(c)	if to the Company, to:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Tel: (954) 377-0002

Fax: (954) 475-8785

Attention: Ross Tannenbaum

with a copy to:

Roetzel & Andress, LPA

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301

Tel: (954) 462-4150

Fax: (954) 462-4260

Attention: Joel D. Mayersohn

Clint J. Gage

or to such other address, email address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided, that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 2.2 Further Assurances. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents as Parent or the Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 2.3 Termination. This Agreement shall terminate in its entirety upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) any reduction of the Merger Consideration or any amendment to the Merger Agreement in a manner materially adverse to Shareholder; provided, however, the provisions of Sections 1.3 (Shareholder Profit) and 1.4 (Dissenters’ Rights) shall survive a termination of this Agreement pursuant to clauses (i) or (ii) above, and Sections 1.8 (Representations and Warranties) and this Article II (Miscellaneous) shall survive any termination of this Agreement. Notwithstanding anything in this Section 2.3 to the contrary, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at Law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement.

Section 2.4 Amendments and Waivers.

(a) The parties hereto may only modify or amend this Agreement by a written agreement executed and delivered by duly authorized signatories of the respective parties.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, which expressly states that it is intended to waive a right hereunder, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 2.5 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

Section 2.6 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including by operation of law) and permitted assigns.

Section 2.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger, the Utah BCA and any other matters mandatorily governed by Utah law, with respect to which Utah law shall apply), without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 2.8 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 2.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement in any court other than the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, in any other court of the State of Delaware and any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware. Each of Parent, the Purchaser and each Shareholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 2.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 2.9 hereof in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 2.1 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 2.11 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 2.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 2.13 Specific Performance. Shareholder acknowledges and agrees that Parent and the Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages in the event of any breach by Shareholder of this Agreement. It is accordingly agreed that (a) Shareholder will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) Parent and the Purchaser shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with this Agreement.

Section 2.14 No Obligation as a Director, Officer or Fiduciary. Shareholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and/or beneficial owner of the Subject Shares. Nothing in this Agreement shall prevent any action or inaction by Shareholder or any representatives of Shareholder in their respective capacities as a director, officer or other fiduciary of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

FANATICS, INC.

By:	/s/ Thomas Baumlin
Name: Thomas Baumlin
Title: Chief Financial Officer

SWEET TOOTH ACQUISITION CORP.

By:	/s/ Thomas Baumlin
Name: Thomas Baumlin
Title: Chief Financial Officer

SHAREHOLDER:

/s/ Ross Tannenbaum

Ross Tannenbaum

Annex C

Jefferies

Jefferies & Company, Inc.

520 Madison Avenue

New York, NY 10022

www.jefferies.com

Confidential & Privileged

April 13, 2012

Special Committee of the Board of Directors

Dreams, Inc.

Two South University Drive, Suite 325

Plantation, Florida 33324

Members of the Special Committee:

We understand that Dreams, Inc., a Utah corporation (the “Company”), Fanatics, Inc., a Delaware corporation (“Parent”), and Sweet Tooth Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each issued and outstanding share of common stock, no par value of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by the Company, a subsidiary of the Company, Parent or Merger Sub, all of which shares will be canceled, or as to which dissenters’ rights have been properly exercised, will be converted into the right to receive $3.45 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated April 12, 2012 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company to us or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger in any way meaningful to our analysis.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company, Parent and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Very truly yours,

JEFFERIES & COMPANY, INC.

Annex D

Utah Statutory Dissenters’ Rights

16-10a-1301. Definitions.

For purposes of Part 13:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement shall be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320. Notice of dissenters’ rights.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment -- Eligibility and notice of intent.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters’ notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment.

(1) A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c) if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) shall be accompanied by:

(a) (i) (A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1326. Failure to take action.

(1) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares -- Court action.

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DREAMS, INC.

PROXY – SPECIAL MEETING OF STOCKHOLDERS

[ • ], 2012

The undersigned hereby appoints Ross Tannenbaum and David Greene, and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Dreams, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on [ • ], 2012, at 9:00 a.m. (EDT) at the Company’s corporate offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement, both dated [ • ], 2012.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. IF SIGNED AND NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND “FOR” ANY ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

1.	To approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of April 13, 2012, by and among Fanatics, Inc., Sweet Tooth Acquisition Corp. and Dreams, Inc., and approve the transactions contemplated thereby, including the Merger.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Amended and Restated Agreement and Plan of Merger and approving the transactions contemplated thereby at the time of the special meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: Your signature should appear the same as your name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a corporation gives a proxy, an authorized officer should sign it.

Signature:	Date:

Signature:	Date: